[Execution Copy]

                           RECAPITALIZATION AGREEMENT

                                      AMONG

                            HARNISCHFEGER CORPORATION
                            THE SELLERS NAMED HEREIN
                                       AND
                              MHE INVESTMENTS, INC.

                                January 28, 1998
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                                TABLE OF CONTENTS
                                                                            Page

Section 1.    Definitions......................................................1

Section 2.    Purchase and Sale of Company Shares.............................18
       (a)    Recapitalization Transaction....................................18
       (b)    The Closing.....................................................20
       (c)    Pre-Closing Transactions........................................21
       (d)    Purchase Price Adjustment.......................................22
       (e)    Certain Actions in Connection with the Closing..................25
       (f)    Allocation of Purchase Price....................................26
       (g)    Excluded Liabilities; Contracts.................................27
       (h)    Treatment.......................................................28

Section 3.    Representations and Warranties Concerning the Transaction.......28
       (a)    Representations and Warranties of HarnCo and Sellers............28
       (b)    Representations and Warranties of Investor......................30

Section 4.    Representations and Warranties Concerning the Companies
               and their Subsidiaries.........................................33
       (a)    Organization, Qualification, and Corporate Power................33
       (b)    Capitalization..................................................34
       (c)    Noncontravention................................................35
       (d)    Brokers' Fees...................................................36
       (e)    Title to Assets.................................................36
       (f)    Subsidiaries....................................................36
       (g)    Financial Statements............................................37
       (h)    Subsequent Events...............................................38
       (i)    Legal Compliance................................................40
       (j)    Tax Matters.....................................................40
       (k)    Real Property...................................................42
       (l)    Intellectual Property...........................................44
       (m)    Contracts.......................................................45
       (n)    Litigation......................................................47
       (o)    Employee Benefits...............................................48
       (p)    Bonds...........................................................51
       (q)    Environmental Matters...........................................51
       (r)    Licenses and Authorizations.....................................53
       (s)    Labor and Employee Matters......................................53
       (t)    Insurance.......................................................55
       (u)    Certain Business Relationships with the Companies and their
              Subsidiaries....................................................55

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       (v)    Foreign Corrupt Practices Act...................................56
       (w)    Condition of Assets.............................................56
       (x)    Disclosure......................................................56

Section 5.    Pre-Closing Covenants...........................................56
       (a)    General.........................................................56
       (b)    Notices and Consents............................................56
       (c)    Operation of Business...........................................57
       (d)    Preservation of Business........................................59
       (e)    Full Access.....................................................59
       (f)    Compensation....................................................59
       (g)    Notice of Developments..........................................60
       (h)    Exclusivity.....................................................60
       (i)    Insurance.......................................................60
       (j)    Notice of Litigation............................................61
       (k)    Performance of Agreements.......................................61
       (l)    No Solicitation.................................................61
       (m)    Tax Elections...................................................61
       (n)    Financing.......................................................61
       (o)    Exchange Proceeds...............................................61
       (p)    Interim Financial Statements....................................62
       (q)    Update by Investor..............................................62
       (r)    Knowing Breach..................................................62
       (s)    Collective Bargaining Agreements................................62
       (t)    Joinder.........................................................63

Section 6.    Post-Closing Covenants..........................................63
       (a)    General.........................................................63
       (b)    Records; Employees..............................................64
       (c)    Employees and Employee Benefit Matters..........................65
       (d)    Tax Matters.....................................................70
       (e)    Transition......................................................74
       (f)    Concerning the Separation Agreement.............................74
       (g)    Insurance Arrangements..........................................74
       (h)    Concerning the Trademark Agreement..............................75
       (i)    Certain Purchasing Arrangements.................................75

Section 7.    Conditions to Obligation to Close...............................75
       (a)    Conditions to Obligation of Investor............................75
       (b)    Conditions to Obligation of HarnCo and Sellers..................77

Section 8.    Remedies for Breaches of this Agreement.........................79
       (a)    Survival of Representations and Warranties......................79

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       (b)    Indemnification Provisions for Benefit of Investor..............80
       (c)    Indemnification Provisions for Benefit of HarnCo and Sellers....82
       (d)    Tax Indemnification Provisions..................................83
       (e)    Indemnification Procedure.......................................84
       (f)    Remedy..........................................................86
       (g)    No Contribution From Company....................................86
       (h)    Calculation Methodology.........................................87

Section 9.    Termination.....................................................87
       (a)    Termination of Agreement........................................87
       (b)    Effect of Termination...........................................89

Section 10.   Miscellaneous...................................................89
       (a)    Certain Understandings of Investor..............................89
       (b)    Press Releases and Public Announcements.........................90
       (c)    No Third Party Beneficiaries....................................90
       (d)    Entire Agreement................................................90
       (e)    Succession and Assignment.......................................90
       (f)    Return of Information...........................................91
       (g)    No Personal Liability...........................................91
       (h)    Counterparts....................................................91
       (i)    Headings........................................................91
       (j)    Notices.........................................................91
       (k)    Governing Law...................................................92
       (l)    Amendments and Waivers..........................................92
       (m)    Severability....................................................93
       (n)    Expenses........................................................93
       (o)    Construction....................................................94
       (p)    Incorporation of Exhibits and Schedules.........................94
       (q)    Specific Performance............................................94
       (r)    Submission to Jurisdiction......................................94

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List of Exhibits

Exhibit A         -     Trademark Agreement
Exhibit B         -     Confidentiality and Non-Competition Agreement
Exhibit C         -     Separation Agreement
Exhibit D         -     Specified Employees
Exhibit E         -     Term Sheet for Stockholders Agreement
Exhibit F         -     Supply Agreement
Exhibit G         -     Transition Services Agreement
Exhibit H         -     Sellers' Opinion
Exhibit I         -     Investor's Opinion
Exhibit J         -     Preferred Stock Term Sheets
Exhibit K         -     Intentionally Omitted
Exhibit L         -     U.K. Pension Arrangements
Exhibit M         -     Net Assets Calculation
Exhibit N         -     Excluded Taxes
Exhibit O         -     Value of Assets
Exhibit P         -     Credit Indemnification Agreement
Exhibit Q         -     Assumption Agreement
Exhibit R         -     Employees Party to the Employment Agreements

Disclosure Schedule     - Exceptions to Representations and Warranties
                          Concerning the Companies and their Subsidiaries

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                           RECAPITALIZATION AGREEMENT

            AGREEMENT entered into as of January 28, 1998, by and among MHE Investments, Inc., a Delaware corporation (the "Investor"), Harnischfeger Corporation, a Delaware corporation ("HarnCo"), and each of the Sellers (as defined herein). Investor, HarnCo and Sellers are collectively referred to herein as the "Parties." Other capitalized terms used herein are defined in
Section 1.

            WHEREAS, the MHE Business is owned and conducted by the Companies;

            WHEREAS, the Parties wish to enter into the transactions set forth herein, pursuant to which, among other things, (i) MHE will acquire the outstanding interests and capital stock of the other Companies; and (ii) HarnCo and Investor will participate in a recapitalization of MHE; and

            WHEREAS, in connection with the Closing, MHE will license certain trademarks and trade names from Harnischfeger Technologies, Inc., a Delaware corporation ("HTI"), pursuant to the Trademark Agreement of even date herewith.

            NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

            Section 1. Definitions.

            "Adjusted Closing Balance Sheet" has the meaning set forth in
Section 2(d)(iv) below.

            "Adverse Consequences" means all actions, suits, proceedings, investigations, charges, complaints, claims, injunctions, judgments, orders, decrees, rulings, damages, dues, hearings, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

            "Affiliate" means, with respect to any Person, (a) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; (b) any other Person who is a director, officer or general partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, of the specified Person (but excluding any beneficial owner of more than 10% of any class of equity securities of HII); (c) any other Person of whom the specified Person is a director, officer or general partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities; or (d) any relative of the specified Person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise). The foregoing notwithstanding, the Companies and their Subsidiaries (and their other Affiliates) shall not be considered Affiliates of HII, HarnCo or Sellers (or their Affiliates) from and after the Closing.

            "Affiliated Group" means any affiliated group within the meaning of
Section 1504 of the Code (or any group defined under similar provision of state, local or foreign law) of which any of the Companies or their Subsidiaries is a member.

            "Applicable Rate" means the sum of (i) the six-month London Interbank Offered Rate, as published from time to time in The Wall Street Journal, plus (ii) 0.325%.

            "Asbestos Liabilities" means Liabilities arising in connection with claims made or litigation brought by or on behalf of Persons before, on or after the Closing Date alleging exposure to asbestos prior to the Closing in connection with the MHE Business.

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            "Audit Fees" has the meaning set forth in Section 10(n) below.

            "Audited Financial Statements" has the meaning set forth in Section 4(g) below.

            "BCH" means Birmingham Crane & Hoist, Inc., an Alabama corporation.

            "BelCan" means Beloit Canada Ltd., a corporation organized under the laws of Canada

            "Blooma" means Morris Blooma Pte., Ltd., a corporation organized under the laws of Singapore, which was formerly known as Blooma Engineering Pte., Ltd.

            "Brokers" has the meaning set forth in Section 3(a)(iv) below.

            "Business Assets" means all real, personal and mixed assets, both tangible and intangible, which are used exclusively in the conduct of the MHE Business. Business Assets shall include all such assets existing on the date of this Agreement and all such assets acquired between the date hereof and the Closing Date, but shall exclude any such assets (other than for purposes of Exchange Proceeds) which are (x) disposed of between the date hereof and the Closing Date in transactions consistent with the terms hereof or (y) are the subject of a loss, casualty or condemnation between the date hereof and the Closing Date.

            "Business Records" means any books, records or other information relating to (i) the assets, Liabilities, business or affairs of the MHE Business prior to the Closing or (ii) the transactions contemplated by the Transaction Agreements.

            "Canada Newco" means a limited liability company to be organized under the Laws of Delaware.

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            "Canada Newco Interests" means the limited liability company membership interests of Canada Newco.

            "Cash" means cash and cash equivalents including marketable securities and short term investments (but excluding Exchange Proceeds).

            "Chartwell Group" means the following persons: Todd R. Berman, Michael S. Shein, Richard A. Keller and David A. Stonehill.

            "Closing" has the meaning set forth in Section 2(b)(i) below.

            "Closing Balance Sheet" has the meaning set forth in Section 2(d)(i) below.

            "Closing Date" has the meaning set forth in Section 2(b)(i) below.

            "Closing Financial Data" has the meaning set forth in Section 2(d)(i) below.

            "COBRA" has the meaning set forth in Section 4(o)(v) below.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Commitment Letters" means the letters dated January 27, 1998 from Canadian Imperial Bank of Commerce and Credit Agricole Indosuez pursuant to which a syndicate of lenders is to provide $180 million of bank financing subject to, and in accordance with, the terms and conditions thereof.

            "Companies" collectively means MHE, Redcrown, Hercules, Canada Newco and MHE Technologies.

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            "Company Shares" means the MHE Common Shares, the MHE Class C
Preferred Shares, the Redcrown Shares, the Hercules Shares and the Canada Newco Interests.

            "Confidentiality Agreement" has the meaning set forth in Section 10(d) below.

            "Contract" means any contract, agreement or lease.

            "Credit Indemnification Agreement" means the Credit Indemnification Agreement between HII and MHE substantially in the form attached hereto as Exhibit P.

            "Current Employee" means any individual employed by any of the Companies or their Subsidiaries on the Closing Date; provided, that Current Employees shall be limited to individuals employed in the United States at such time.

            "Current Employee Claims" has the meaning set forth in Section 6(c)(iv) below.

            "Disclosure Schedule" has the meaning set forth in Section 3(a) below.

            "Divestiture Bonus Agreements" means those certain Divestiture Bonus Agreements referred to in Schedule 4(m)(iv) of the Disclosure Schedule.

            "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan, or (d) Employee Welfare Benefit Plan.

            "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

            "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

            "Employment Agreements" means the employment agreements in effect on the date of this Agreement with the individuals listed on Exhibit R hereto, copies of which have been furnished to Investor.

            "Encumbrance" means any mortgage, pledge, lien, encumbrance, claim, easement, right of way, lease, occupancy, tenancy, option, warrant, purchase right, charge, or security interest, other than, with respect to assets other than shares, partnership interests and membership interests of the Companies and their Subsidiaries, (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money (which other liens do not materially interfere with the present use or value of the asset subject thereto).

            "End Date" has the meaning set forth in Section 6(c)(ix) below.

            "Environmental, Health and Safety Requirements" means, to the extent enacted and in effect on or prior to the Closing Date, all federal, foreign, state, provincial and local statutes, regulations, rules, ordinances, guidelines having the force of law and policies having the force of law, and all court orders and decrees and arbitration awards, which pertain to environmental matters, including particulate emissions, pollution, effluent discharges, Hazardous Substances, and the protection of the environment, or the health and safety of workers or the general public, including but not limited to, the Resource Conservation and Recovery Act; the Comprehensive Environment Response, Compensation and Liability Act; the Superfund Amendments and Reauthorization Act; the Toxic Substances Control Act; the Hazardous Materials Transportation Act; the Clean Air Act, the Clean Water Act; and the Hazard Communication Standard.

            "Environmental Permits" means permits, licenses, registrations, governmental approvals, agreements and consents that are required under Environmental, Health and Safety Requirements.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Estimated Purchase Price Adjustment" has the meaning set forth in
Section 2(a)(iii) below.

            "Exchange Proceeds" means (i) any insurance proceeds payable on account of the loss of or casualty to any Business Asset or Incidental Asset,
(ii) any proceeds from the taking of any Business Asset or Incidental Asset pursuant to the power of eminent domain, (iii) any proceeds from the sale of Business Assets or Incidental Assets outside of the Ordinary Course of Business or (iv) proceeds from the sale of excess or obsolete assets which generate book gains in excess of $500,000 in the aggregate; provided that the Gann Indemnity Proceeds shall not be considered Exchange Proceeds.

            "Excluded Liabilities" means: (i) Excluded Taxes; (ii) Liabilities for which HarnCo and its Affiliates are liable pursuant to Section 6(c) hereof;
(iii) Asbestos Liabilities; (iv) Liabilities retained by HarnCo under Section
4.3 of the Separation Agreement; (v) payments under the Divestiture Bonus Agreements; (vi) Liabilities for which HarnCo or its Affiliates have been named as a potentially responsible party with respect to the Marina Cliffs Superfund Site in South Milwaukee, Wisconsin and the Muskego Landfill Superfund Site in Muskego, Wisconsin; and (viii) Assumed Liabilities (as defined in the Separation Agreement) if and to the extent such Assumed Liabilities did not result from, arise out of or relate to the MHE Business as presently conducted or as conducted in the past.

            "Excluded Taxes" has the meaning set forth on Exhibit N hereto.

            "Financing Shares" means MHE Common Shares, if any, or warrants to purchase MHE Common Shares, if any, issued to purchasers of MHE Class A Preferred Shares referred to in the Term Sheets.

            "Financing Shares Ratio" means a fraction (currently estimated to be 0.053), the numerator of which is the value of the Financing Shares (currently estimated to be $2.4 million) and the denominator of which is $45,000,000.

            "Former Employee" means any individual employed by any of the Companies or their Subsidiaries (or any predecessor thereto) prior to but not on the Closing Date; provided, that Former Employees shall be limited to individuals previously employed in the United States.

            "GAAP" means United States generally accepted accounting principles as in effect from time to time.

            "Gann Indemnity Proceeds" has the meaning set forth in Section 6(d)(viii) below.

            "Governmental Agency" means any court or federal, state, municipal or other government or governmental or quasi-governmental agency, authority, department, commission, board, agency or instrumentality, foreign or domestic, or any employee or agent thereof.

            "Guaranty" means any obligation, contingent or otherwise, of any Person guaranteeing any Indebtedness or obligation of any other Person in any manner, whether directly or indirectly, including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the express purpose of assuring the owner of such Indebtedness of the payment thereof, or
(iii) to maintain the working capital, equity capital or other financial statement condition of any primary obligor; provided, however, that the term

Guaranty shall not include endorsement of instruments for deposit and collection in the ordinary course of business.

            "HarnCo" has the meaning set forth in the preface above.

            "HarnCo Indemnitees" has the meaning set forth in Section 8(c)(i).

            "Harnischfeger Savings Plan" has the meaning set forth in Section 6(c)(vi)(A) below.

            "Hazardous Substances" means any hazardous substance, regulated substance, hazardous or toxic waste, hazardous material, noise, pollutant or contaminant, as those or similar terms are used in the Environmental, Health and Safety Requirements and shall include, without limitation, asbestos and asbestos-related products, nuclear waste, radon, chlorofluorocarbons, oils or petroleum-derived compounds, polychlorinated biphenyls, pesticides and other substances defined, listed or regulated under the Environmental, Health and Safety Requirements.

            "HCHC" means HCHC, Inc., a Delaware corporation.

            "HDS" means Harnischfeger Distribution & Service, LLC, a Delaware limited liability company.

            "HDS Subsidiaries" collectively means HPH Material Handling, LLC, EPH Material Handling, LLC and CMH Material Handling, LLC.

            "Hercules" means Hercules S.A. de C.V., a corporation organized under the laws of Mexico.

            "Hercules Shares" means the shares of common stock and variable capital stock of

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Hercules.

            "HII" means Harnischfeger Industries, Inc., a Delaware corporation.

            "HII Note" means those certain promissory notes payable by Lowfile Limited to HII.

            "HK Agreement" means an agreement to become bound by the provisions of (i) that certain Noncompetition Agreement dated as of October 28, 1993 by and among HEI Acquisition, Inc., HII and Harnischfeger Engineers, Inc. (as and to the extent required by Section 2(b) thereof) and (ii) that certain HC Closing Agreement dated as of October 28, 1993 by and among HII, HarnCo and Harnischfeger Engineers, Inc. (as and to the extent required by Section 2.7 thereof).

            "HMH" means Harnischfeger Mexico Holdings S.A. de C.V., a corporation organized under the laws of Mexico.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "HTI" has the meaning set forth in the preface above.

            "Incidental Assets" means all assets (other than Business Assets) included in the Most Recent Balance Sheet or the fixed asset ledgers of the Companies or their Subsidiaries. Incidental Assets shall include all such assets existing on the date of this Agreement and on the Closing Date, but shall exclude any such assets (other than for purposes of Exchange Proceeds) which are
(x) disposed of between the date hereof and the Closing Date in transactions consistent with the terms hereof or (y) are the subject of a loss, casualty or condemnation between the date hereof and the Closing Date.

            "Income Taxes" means any Tax (including, without limitation, in the case of the United Kingdom, corporation Tax), levy or other charge or assessment based in whole or in part upon or calculated with reference to the income (as defined for the purposes of any Tax legislation), profits or gains (including capital gains) of any description or from any source, net worth or capital of an entity, and any other Tax levied in lieu thereof or with respect to any returns or report therefor, and all interest, penalties, charges and additions thereto, whether disputed or not.

            "Indebtedness" of any Person means, without duplication: (a) all obligations of such Person for borrowed money and purchase money indebtedness (in each case, whether or not full recourse), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Guaranties by such Person of obligations of another Person which would constitute Indebtedness of such other Person (other than a wholly-owned Subsidiary thereof); and (d) all lease obligations, but only to the extent, if any, that such lease obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person as of such date computed in accordance with GAAP.

            "Indemnified Party" has the meaning set forth in Section 8(e)(i) below.

            "Indemnifying Party" has the meaning set forth in Section 8(e)(i) below.

            "Intellectual Property" has the meaning set forth in Section 4(l)(i) below.

            "Intercompany Debt" means any and all debts owed between (A) any of the Companies and their respective Subsidiaries, and (B) HII and its Affiliates, excluding the entities described in clause (A).

            "Investor" has the meaning set forth in the preface above.

            "Investor Indemnitees" has the meaning set forth in Section 8(b)(i) below.

            "Investor Notice" has the meaning set forth in Section 5(q) below.

            "Knowing Breach" has the meaning set forth in Section 5(r).

            "Knowledge" means actual knowledge.

            "Liabilities" means all obligations, indebtedness, commitments, and other items constituting "liabilities" under GAAP, and any other known or unknown obligations or liabilities.

            "Licenses" means all licenses, franchises, authorizations, permits, approvals and other governmental authorizations owned, leased or held and used by HarnCo, the Sellers, the Companies or any of their Subsidiaries in connection with the ownership and operation of the MHE Business, together with any renewals, extensions or modifications thereof and additions thereto between the date hereof and the Closing Date (but giving effect to any Licenses which expire or are surrendered which are not necessary for the continued conduct of the MHE Business).

            "Local 1114" has the meaning set forth in Section 5(s) below.

            "Material Adverse Effect" means any material and adverse effect upon the business, assets, Liabilities or financial condition of the MHE Business, taken as a whole, or upon the ability of HarnCo or Sellers to perform in any material respect their respective obligations under the Transaction Agreements.

            "MHE" means Material Handling Equipment, Inc., a Delaware corporation.

            "MHE Business" means (i) the original equipment business for industrial cranes, hoists, winches, and other related types of industrial "through-the-air" material handling equipment, (ii) aftermarket products, parts and services for the products described in clause (i), including inspection, repair, modernization and maintenance, and (iii) other service activities conducted at Material Handling Service Center locations. Except in the definition of the term "Excluded Liabilities," references to the MHE Business shall refer to the MHE Business as performed by or through HII and its Subsidiaries and Affiliates on the date hereof and the Closing Date.

            "MHE Canada" means a company to be organized under the laws of Canada and a wholly-owned subsidiary of MHE.

            "MHE Class A Preferred Shares" means the Class A Preferred Stock, par value $0.01 per share, of MHE which will (i) be authorized and issued following the date of this Agreement in connection with the Investor's financing of the transaction contemplated hereby and (ii) have the terms described on Exhibit J-1.

            "MHE Class B Preferred Shares" means the Class B Preferred Stock, par value $0.01 per share, of MHE which will (i) be authorized and issued following the date of this Agreement and (ii) have the terms described on Exhibit J-2.

            "MHE Class C Preferred Shares" means the Class C Preferred Stock, par value $0.01 per share, of MHE which will (i) be authorized and issued following the date of this Agreement and (ii) have the terms described on Exhibit J-3.

            "MHE Common Shares" means the Common Stock, par value $0.01 per share, of MHE.

            "MHE Defined Contribution Plan" has the meaning set forth in Section 6(c)(vi)(A) below.

            "MHE Nevada" means Material Handling Equipment Nevada Corporation, a Nevada corporation.

            "MHE Technologies" means MHE Technologies, Inc., a Delaware corporation.

            "MHE U.K." means a company to be organized under the laws of the United Kingdom and a wholly-owned subsidiary of MHE.

            "Most Recent Balance Sheet" means the October 31, 1997 balance sheet contained in the Audited Financial Statements.

            "MPH" means MPH Crane, Inc., a Delaware corporation.

            "Net Assets" means the net amount of the balance sheet line items listed in Exhibit M hereto.

            "Neutral Auditors" has the meaning set forth in Section 2(d)(iv) below.

            "New Subsidiary" means a new wholly-owned Subsidiary of MHE to be formed after the date of this Agreement.

            "Non-Competition Agreement" means the Confidentiality and Non-Competition Agreement between HII and MHE substantially in the form attached hereto as Exhibit B.

            "Non-U.S. Employee Benefit Plan" means any non-U.S. (A) pension, welfare benefit or deferred compensation plan or scheme (including all Non-U.S. Pension Plans) or (B) other employee benefit plan, policy or arrangement, whether or not Tax-qualified, Tax-exempt or otherwise Tax-favored under the laws of the applicable non-U.S. (federal or state) Governmental

Agency.

            "Non-U.S. Pension Plan" means any plan, scheme, policy or arrangement which provides pension or retirement benefits and which is intended to be Tax-qualified, Tax-exempt, or otherwise Tax-favored under the laws of any non-U.S. (federal or state) Governmental Agency.

            "NPH" means NPH Material Handling, Inc., a Michigan corporation.

            "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

            "Party" has the meaning set forth in the preface above (as qualified by Section 5(t) below).

            "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a body corporate, a limited liability company, an unlimited liability company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

            "PHME" means PHME Service, Inc., a Delaware corporation.

            "PHMH" means PHMH Holding Company, a Delaware corporation.

            "Pre-Closing Transactions" has the meaning set forth in Section 2(c) below.

            "RCHH" means RCHH, Inc., a Delaware corporation.

            "Redcrown" means Redcrown, ULC, an unlimited liability company organized under the laws of the United Kingdom.

            "Redcrown Shares" means the ordinary shares of Redcrown.

            "Redemption Price" has the meaning set forth in Section 2(a)(ii) below.

            "Resolution Period" has the meaning set forth in Section 2(d)(iii) below.

            "RYL" means RYL, LLC, a Delaware limited liability company.

            "SEC" means the Securities and Exchange Commission.

            "Section 338(h)(10) Election" has the meaning set forth in Section 6(d)(v)(A) below.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Sellers" means RCHH, RYL, HCHC, HMH and BelCan.

            "Separation Agreement" means the Separation Agreement between HarnCo and Material Handling, LLC dated as of October 26, 1997 and attached hereto as Exhibit C.

            "Specified Employees" means the persons listed on Exhibit D.

            "Stockholders Agreement" means a Stockholders and Registration Rights Agreement among MHE, HarnCo and the Investor containing the terms set forth in Exhibit E hereto.

            "Subsidiary" means any corporation or other form of entity with respect to which a specified Person (or a Subsidiary thereof), directly or indirectly, owns a majority of the common stock or other voting interests, or, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors of such corporation or entity. For the avoidance of doubt, Material Handling, LLC shall be considered a Subsidiary of MHE for purposes of this Agreement.

            "Supply Agreement" means the Component and Manufactured Products Supply Agreement among HarnCo and the Companies substantially in the form attached hereto as Exhibit F.

            "Tax" or "Taxes" means all forms of taxation and includes (without limitation) any federal, state, governmental, local, or foreign income (including income tax or amounts for or on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), gross receipts, corporation, advance corporation, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, capital gains, development land, inheritance, national insurance contributions, capital duty, landfill, stamp duty or stamp duty reserve tax, secondary tax on companies, duties of customs and excise, petroleum revenue tax, all taxes, duties or charges replaced by or replacing any of them, and all levies, imposts, duties, charges or withholdings of any nature whatsoever chargeable by any Tax Authority, and any payment whatsoever which the Companies or any of their Subsidiaries may be or become bound to make to any Person as a result of the discharge by that Person of any tax which the Companies or any of their Subsidiaries has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the Companies, any of their Subsidiaries or any other Person.

            "Tax Audit" means any audit, examination or other proceeding conducted by a Tax

Authority with respect to Taxes of a Person for which a separate notice of audit, examination or proceeding is issued.

            "Tax Authority" means any taxing or other authority (whether within or outside the United States) competent to impose any Tax.

            "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

            "Termination Date" shall mean the latest to occur of (i) December 31, 2007 or (ii) 60 days after the expiration of the statute of limitations period (including extensions) relating to the records or matter in question.

            "Term Sheets" means the Term Sheets dated January 27, 1998 from CIBC Oppenheimer Corp. outlining the terms and conditions of an offering of $175 million of subordinated debt and $45 million of MHE Class A Preferred Shares.

            "Third Party Claim" has the meaning set forth in Section 8(e)(i) below.

            "Trademark Agreement" means the Trademark License Agreement between HTI and MHE substantially in the form attached hereto as Exhibit A.

            "Transaction Agreements" means this Agreement, the Trademark Agreement, the Non-Competition Agreement, the Separation Agreement, the Stockholders Agreement, the Supply Agreement, the Transition Services Agreement, the Assumption Agreement, the Credit Indemnification Agreement and the HK Agreement.

            "Transfer Date" has the meaning set forth in Section 6(c)(vi)(B) below.

            "Transition Services Agreement" means the Transition Services Agreement among HarnCo and the Companies substantially in the form attached hereto as Exhibit G.

            "U.S. Entities" collectively means MHE, PHMH, BCH, PHME, MHE Nevada, MHE Technologies, MPH, the New Subsidiary, NPH, HDS and the HDS Subsidiaries.

            "Unresolved Changes" has the meaning set forth in Section 2(d)(iv) below.

            Section 2. Purchase and Sale of Company Shares

            (a) Recapitalization Transaction. On and subject to the terms and conditions of this Agreement, the Parties will consummate the following transactions at the Closing:

                  (i) The New Subsidiary shall redeem from MHE shares of the New
            Subsidiary's capital stock, the proceeds of which shall be used by MHE as partial funding for the transactions described in Sections 2(a)(ii) and (iii) below.

                  (ii) MHE shall redeem from HarnCo for a price of $282 million:

                        (A) that number of MHE Class C Preferred Shares (currently estimated to be 1,600 MHE Class C Preferred Shares) equal to the product of (x) 30,000 and (y) the Financing Shares Ratio; and

                        (B) that number of MHE Common Shares (currently estimated to be 88,176 MHE Common Shares) equal to 88,679.245 less (x) the number of MHE Class C Preferred Shares redeemed pursuant to Section

                              2(a)(ii)(A) above (currently estimated to be 1,600 MHE Class C Preferred Shares) multiplied by (y) $1,000 divided by (z) $3,180.

            The price paid pursuant to this Section 2(a)(ii) (the "Redemption Price") shall be payable by wire transfer of immediately available funds.

                  (iii) MHE shall pay to HarnCo $5 million in immediately
            available funds as an estimate of the adjustment to the Redemption Price to be made pursuant to Section 2(d) hereof (the "Estimated Purchase Price Adjustment").

                  (iv) MHE shall redeem from HarnCo that number of MHE Common
            Shares (currently estimated to be 1,488 MHE Common Shares) equal to 1,572.327 multiplied by the difference of (a) 1 (one) less (b) the Financing Shares Ratio, in exchange for MHE Class B Preferred Shares having a face value (currently estimated to be $4,733,333) of $5.0 million multiplied by the difference of (a) 1 (one) less (b) the Financing Shares Ratio.

                  (v) Investor shall purchase from HarnCo:

                        (A)   7,547.170 MHE Common Shares for $24 million;

                        (B) that number of MHE Common Shares (currently estimated to be 503 MHE Common Shares) equal to
                              (x) 9,433.962 multiplied by (y) the Financing Shares Ratio, in exchange for that amount (currently estimated to be $1.6 million) equal to the product of (a) $30 million and (b) the Financing Shares Ratio; and

                        (C) that number of MHE Class C Preferred Shares (currently estimated to be 28,400) equal to 30,000 MHE Class C Preferred Shares times the difference of (x) 1 (one) less (y) the Financing Shares Ratio, in exchange for that amount equal to the product of (a) $1,000 and (b) the number of MHE Class C Preferred Shares purchased by Investor pursuant to this Section 2(a)(v)(C).

The cash price paid pursuant to this Section 2(a)(v) shall be payable by wire transfer of immediately available funds.

            (b) The Closing.

                  (i) Closing Transactions. The closing of the transactions
            contemplated by Section 2(a) above (the "Closing") shall take place at the offices of Kirkland & Ellis in Chicago, Illinois or such other place as the Investor's financing sources shall require, commencing at 9:00 a.m. local time on February 27, 1998 (or, if later, the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself)) (the "Closing Date").

                  (ii) Post-Closing Transactions. MHE and one of its
            Subsidiaries shall purchase all of the Hercules Shares from HCHC and HMH for an aggregate price of $2 million payable in immediately available funds. Such price shall be paid to HCHC and HMH pro rata based on their ownership of the Hercules Shares.

            (c) Pre-Closing Transactions. Prior to the Closing Date, HarnCo and Sellers shall cause the following transactions to be consummated (the "Pre-Closing Transactions"):

                  (i) HarnCo shall contribute to MHE cash (in Pounds Sterling and U.S. or Canadian Dollars) in amounts sufficient to consummate the transactions set forth in Section 2(b)(ii) above and Sections 2(c)(ii),
      (iii), (iv) and (v) below.

                  (ii) MHE shall loan Pounds Sterling in cash to MHE U.K. and U.S. or Canadian Dollars in cash to MHE Canada and shall contribute Pounds Sterling in cash to the capital of MHE U.K. and U.S. or Canadian Dollars in cash to the capital of MHE Canada, in each case in amounts sufficient to consummate the transactions set forth in Sections 2(c) (iii), (iv) and
      (v) below. The allocation of such amounts between loans and capital contributions shall be reasonably satisfactory to Investor.

                  (iii) MHE U.K. and a Subsidiary of MHE shall purchase all of the Redcrown Shares from RCHH and RYL for an aggregate price of One Hundred (100) Pounds Sterling.

                  (iv) MHE U.K. shall purchase the HII Note from HII for an amount in Pounds Sterling equal to principal plus accrued interest thereon, such amount to be payable in immediately available funds.

                  (v) MHE Canada shall purchase all of the Canada Newco Interests from BelCan for $32 million (or its Canadian Dollar equivalent), such amount to be payable in immediately available funds.

                  (vi) HDS shall distribute all of its shares of NPH to MHE Nevada and PHME in accordance with their respective ownership interests in HDS.

                  (vii) Such other transactions as may be necessary for MHE to own (and continue to own at Closing), directly or indirectly, all outstanding equity securities of the other Companies and their Subsidiaries (other than Hercules and the 15% of Blooma held by third parties), free and clear of Encumbrances.

                  (viii) MHE shall contribute all of its assets and assign all of its Liabilities to the New Subsidiary.

            (d) Purchase Price Adjustment.

                  (i) As soon as practicable, but in no event later than 60 days following the Closing Date, MHE shall prepare a combined and consolidated balance sheet of the Companies as of the Closing Date (the "Closing Balance Sheet") and a calculation of Net Assets as of the Closing Date based on the Closing Balance Sheet (collectively, the "Closing Financial Data"). The Closing Balance Sheet and calculation of Net Assets shall be prepared on a basis consistent with the methods, principles, practices and policies employed in the preparation and presentation of the Audited Financial Statements and in accordance with Exhibit M.

                  (ii) During the preparation of the Closing Financial Data, and the period of any review or dispute within the contemplation of this
            Section 2(d), MHE shall (A) provide Investor, HarnCo and their authorized representatives with full access to all relevant books, records, work-papers and employees of the Companies and their Subsidiaries, and (B) cooperate fully with Investor, HarnCo and their authorized representatives, including the provision on a timely basis of all information necessary or useful.

                  (iii) MHE shall deliver a copy of the Closing Financial Data to Investor and HarnCo promptly after it has been prepared. After receipt of the Closing Financial Data, Investor and HarnCo shall have 30 days to review the

            Closing Financial Data, together with the work-papers used in the preparation thereof. Unless Investor or HarnCo delivers written notice to MHE on or prior to the 30th day after their receipt of the Closing Financial Data stating that it has objections to the Closing Financial Data (and setting forth the details of its calculation of disputed items), Investor and HarnCo shall be deemed to have accepted and agreed to the Closing Financial Data. If Investor or HarnCo so notifies MHE of its objections to the Closing Financial Data, then Investor and HarnCo shall, within 30 days (or such longer period as they may agree) following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on all Parties (and MHE).

                  (iv) Any amounts remaining in dispute at the conclusion of the
            Resolution Period ("Unresolved Changes") shall be submitted to a nationally recognized independent public accounting firm jointly selected by the independent public accounting firms of HarnCo and Investor (such firm being referred to as the "Neutral Auditors") within 10 days after the expiration of the Resolution Period. The Parties agree to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata by HarnCo and MHE in proportion to the allocation of the dollar amount of the Unresolved Changes made by the Neutral Auditors such that the prevailing party pays a lesser proportion of the fees and expenses. The Neutral Auditors shall act as an arbitrator to determine, based on the provisions of this Section 2(d), only the Unresolved Changes. The Neutral Auditors' determination of the Unresolved Changes shall be made within 45 days of the submission of the Unresolved Changes thereto, shall be set forth in a written statement delivered to HarnCo and Investor and shall be final, binding and conclusive on all Parties (and MHE). The term "Adjusted Closing Balance Sheet," as used in this Agreement, shall mean the definitive Closing

            Balance Sheet agreed to (or deemed agreed to) by HarnCo and Investor under Section 2(d)(iii) or, if Unresolved Changes are submitted to the Neutral Auditors, such definitive Closing Balance Sheet, as adjusted to reflect the determination of the Neutral Auditors under this Section 2(d)(iv).

                  (v) If and to the extent Net Assets as of the Closing as shown on the Adjusted Closing Balance Sheet are greater than One Hundred Twenty-Five Million Nine Hundred and Seventy-Three Thousand Dollars ($125,973,000) plus the Estimated Purchase Price Adjustment, then MHE shall pay such excess to HarnCo as an adjustment to the Redemption Price. If and to the extent Net Assets as of the Closing as shown on the Adjusted Closing Balance Sheet are less than One Hundred Twenty-Five Million Nine Hundred and Seventy-Three Thousand Dollars ($125,973,000) plus the Estimated Purchase Price Adjustment, then HarnCo shall pay such shortfall to MHE as an adjustment to the Redemption Price. Any payment made pursuant to this Section 2(d)(v) shall be paid by wire transfer of immediately available funds to a bank account specified by the party to which such payment is owed. If the amount of Net Assets as of the Closing is agreed to (or deemed agreed to) by HarnCo and Investor before or during the Resolution Period, then payment of any adjustment shall be made within five business days after the date of such agreement (or deemed agreement). If there are Unresolved Changes at the end of the Resolution Period, then (A) the minimum amount which the parties agree is owed pursuant to this Section 2(d) shall be paid within five business days after the end of the Resolution Period and any additional amounts owing with respect to the Unresolved Changes shall be paid within five business days after the resolution thereof by the Neutral Auditors or (B) in all other cases, any and all payments shall be made within five business days after the resolution of the Unresolved Changes by the Neutral Auditors.

                  (vi) All payments made pursuant to this Section 2(d) shall be accompanied by interest at the Applicable Rate from the Closing Date through the date of payment.

               (e) Certain Actions in Connection with the Closing.

                  (i) Prior to the Closing, HarnCo shall (and shall cause its
            Affiliates to) (A) take such action as is necessary to cause all Intercompany Debt to be settled in full, (B) cause MHE to organize MHE Canada and MHE U.K. and (C) cause the charters (or corresponding governing documents) of the Companies and their Subsidiaries to be amended to create the MHE Class B Preferred Shares and the MHE Class C Preferred Shares (and other capital stock necessary to consummate the reorganization of the Subsidiaries in Canada, Mexico, the United States and the United Kingdom to facilitate the transactions contemplated by the Transaction Agreements). At their option, HarnCo and its Affiliates may, at any time prior to the Closing, remove all or a portion of any Cash held by the Companies and their Subsidiaries; provided that the Cash contributed to MHE pursuant to
            Section 2(c)(i) above shall be used for the purposes referred to in such Section.

                  (ii) Prior to MHE's approval and consummation of the actions to be taken by it at the Closing (and the debt and equity financing thereof), HarnCo shall take such actions as are necessary to cause the board of directors of MHE (and its Subsidiaries which are party to the financing arrangements) to be comprised exclusively of individuals who are (A) members of the MHE management team or (B) members of the Chartwell Group. HarnCo shall consult with Investor as to the individuals who will be elected to MHE's board of directors under the preceding sentence, and Investor shall use its best efforts to ensure that such individuals are available to serve in such capacity.

                  (iii) Subject to obtaining financing on terms reasonably
            consistent with those contained in the Term Sheets and the Commitment Letters, Investor shall procure senior debt, subordinated debt and preferred stock financing for MHE in amounts sufficient to enable MHE to make the payments and enter into the transactions contemplated by Section 2(a) of this Agreement.

                  (iv) At the Closing, (A) HarnCo shall deliver to MHE and
            Investor the various instruments and documents referred to in
            Section 7(a) below, (B) MHE and Investor shall deliver to HarnCo the various instruments and documents referred to in Section 7(b) below,
            (C) HarnCo shall deliver to MHE and Investor certificates representing the MHE Common Shares and MHE Class C Preferred Shares to be acquired by them, endorsed in blank or accompanied by duly executed assignment documents, (D) MHE and Investor shall deliver to HarnCo the consideration specified in Section 2(a) above, and (E) MHE shall deliver to HarnCo certificates representing the MHE Class B Preferred Shares to be issued to HarnCo.

                  (v) In connection with the closing of the Pre-Closing
            Transactions, (A) the Sellers shall deliver to MHE U.K. or MHE Canada (as appropriate) certificates representing the Company Shares to be acquired by them, endorsed in blank or accompanied by duly executed assignment documents and (B) MHE U.K. and MHE Canada shall deliver to the Sellers the consideration specified in Section 2(c) above.

                  (vi) Immediately after Closing, (A) the Sellers shall deliver to MHE certificates representing the Hercules Shares and (B) MHE shall deliver to the Sellers the consideration specified in Section 2(b)(ii) above.

            (f) Allocation of Purchase Price. The Parties agree that the fair market values of the assets of the MHE Business are as set forth on Exhibit O hereto, and that such fair market values shall be used in determining allocations of the amounts paid hereunder for all purposes. No Party shall take any action in preparation of tax returns or tax filings or otherwise that is inconsistent with such allocations, except as otherwise required by law.

            (g) Excluded Liabilities; Contracts.

                  (i) Limitation on Obligations of MHE. Neither MHE nor the
            other Companies nor their Subsidiaries shall retain or be deemed to retain at Closing, under the Transaction Agreements or by reason of any transactions contemplated thereunder, any Excluded Liabilities. Immediately prior to the Closing, HarnCo shall assume the Excluded Liabilities and relinquish its rights to indemnification for Excluded Liabilities under the Separation Agreement pursuant to an assumption agreement in the form attached as Exhibit Q hereto.

                  (ii) Substitution Where Not Transferable. If the Parties shall be unable, on or prior to the Closing, to obtain any consent required in connection with the transactions contemplated by the Transaction Agreements under (A) any Contract to which any of the Companies or their Subsidiaries is a party or (B) any Contract (as defined under the Separation Agreement), then HarnCo, HarnCo's Affiliates and Investor will cooperate to enter into a reasonable arrangement designed to enable the Companies or their Subsidiaries to perform the obligations thereunder, and to provide for the retention by the Companies or their Subsidiaries of the benefits, risks and burdens of, and Liabilities under, any such Contract, including enforcement at the cost and for the account of the Companies and their Subsidiaries of any and all rights of the Companies and their Subsidiaries against the other party thereto; provided that if any third party refuses to consent to the assignment of any such Contract, challenges any arrangement under this Section 2(g)(ii) or attempts to cancel, accelerate or change the terms of any such Contract as a result of the transactions contemplated hereby, then HarnCo and Sellers, on the one hand, and the Companies and their Subsidiaries, on the other hand, shall each bear 50% of the total Adverse Consequences suffered by HarnCo, Sellers, the Companies and their Subsidiaries (and their respective Affiliates) which arise or result therefrom. Effective as of the date of this Agreement, the provisions of this Section 2(g) shall supersede and replace the provisions of Sections 3.4 and 4.4 of the Separation Agreement.

            (h) Treatment. For U.S. federal, state and local tax purposes only, the creation and issuance of the MHE Class B Preferred Shares and MHE Class C Preferred Shares, the redemptions described under Sections 2(a)(i), (ii) and
(iv) of this Agreement and any distributions or deemed distributions to HarnCo or MHE (when combined with the sale of stock of MHE described under Section 2(a) of this Agreement and Code Sec. 338(h)(10) elections for MHE and the New Subsidiary), shall be deemed to constitute proceeds from the respective Code Sec. 332 liquidations of MHE and the New Subsidiary. This Agreement shall constitute the plans of liquidation of MHE and the New Subsidiary for purposes of Code Sec. 332.

            Section 3. Representations and Warranties Concerning the
Transaction.

            (a) Representations and Warranties of HarnCo and Sellers. HarnCo and Sellers jointly and severally represent and warrant to Investor that the statements contained in this Section 3(a) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (or the dates specified in such statements), except (1) as set forth in the disclosure schedule delivered by HarnCo and Sellers to Investor on the date hereof (the "Disclosure Schedule") (as the same may be supplemented in accordance with Sections 5(g) and 5(q) below) and (2) as may be affected by the transactions contemplated by this Agreement. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3(a) and Sections 3(b) and 4.

                  (i) Organization. Each of HarnCo and Sellers is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

                  (ii) Authorization of Transaction. Each of HarnCo and Sellers
            has full power and authority pursuant to its corporate charter or limited liability company operating agreement, as the case may be, to execute and deliver each of the Transaction Agreements to which it is a party and to perform its obligations thereunder. Each of the Transaction Agreements constitutes the valid and legally binding obligation of each of HarnCo and the Sellers party thereto, enforceable in accordance with its respective terms and conditions. Neither HarnCo nor Sellers needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Agency in order to consummate the transactions contemplated by the Transaction Agreements, except as required pursuant to the HSR Act and any applicable foreign merger regulations (including those of Mexico).

                  (iii) Noncontravention. Neither the execution and the delivery of the Transaction Agreements, nor the consummation of the transactions contemplated thereby, do or will, either with notice or upon the expiration of applicable grace or cure periods or both, (A) violate or conflict in any material respect with any statute, constitution, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Agency or court to which any of HarnCo or Sellers is subject or any provision of its charter, bylaws or operating agreement, as applicable, or (B) result in a breach of, constitute a default under, conflict with, result in the acceleration or termination of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material Contract or license unrelated to the MHE Business to which HarnCo or any Seller is a party or otherwise bound.

                  (iv) Brokers' Fees. Neither HarnCo, Sellers, the Companies,
            the MHE Business nor any of their Affiliates has engaged any broker or consultant (collectively, "Brokers") in connection with this Agreement or the transactions contemplated herein or any aspect hereof. Neither HarnCo nor Sellers has any liability or obligation to pay any fees or commissions to any Broker with respect to the transactions contemplated by the Transaction Agreements for which the Companies, their Subsidiaries or Investor could become liable or obligated.

                  (v) Company Shares. Immediately prior to the Closing, (A)
            HarnCo will hold of record and beneficially own 100,000 MHE Common Shares and 30,000 MHE Class C Preferred Shares (which will represent all of the issued and outstanding shares of MHE's capital stock immediately prior to the Closing), (B) MHE U.K. and a Subsidiary of MHE will collectively hold of record and beneficially own all of the issued and outstanding Redcrown Shares, (C) HCHC and HMH will collectively hold of record and beneficially own all of the issued and outstanding Hercules Shares, and (D) MHE Canada will hold of record and beneficially own all of the issued and outstanding Canada Newco Interests, in each case free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Encumbrances, claims and demands. Neither HarnCo nor any Seller is party to any option, warrant, purchase right, or other contract or commitment that could require it to sell, transfer, or otherwise dispose of any capital stock or interests of any of the Companies (other than this Agreement). Neither HarnCo nor any Seller is party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock or interests of any of the Companies or their Subsidiaries.

            (b) Representations and Warranties of Investor. Investor represents and warrants to HarnCo and Sellers that the statements contained in this Section 3(b) are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (or the dates specified in such statements).

                  (i) Organization. Investor is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

                  (ii) Authorization of Transaction. Investor has full power and authority pursuant to its organizational documents to execute and deliver each of the Transaction Agreements to which it is a party and to perform its obligations thereunder. Each of the Transaction Agreements to which Investor is a party constitutes the valid and legally binding obligation of Investor, enforceable in accordance with its respective terms and conditions. Investor does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Agency in order to consummate the transactions contemplated by the Transaction Agreements, except as required pursuant to the HSR Act and any applicable foreign merger regulations (including those of Mexico).

                  (iii) Sufficient Funds. Investor has obtained the Commitment
            Letters and the Term Sheets (copies of which have been furnished to HarnCo and Sellers) relating to bank, subordinated debt and preferred stock financing for the transactions contemplated by this Agreement. Investor has received (and furnished HarnCo copies of) commitment letters for $54 million in equity financing to fund its purchase of preferred and common stock from HarnCo under Section 2(a) (v) above. Based on its due diligence investigation and current market conditions, Investor believes that such financing will be available at the Closing on terms reasonably consistent with those set forth in the Commitment Letters and the Term Sheets.

                  (iv) Noncontravention. Neither the execution and the delivery of the Transaction Agreements to which the Investor is a party, nor the consummation of the transactions contemplated thereby, do or will, either with notice or upon the expiration of applicable grace or cure periods or both, (A) violate or conflict with any statute, constitution, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Agency or court to which the Investor is subject or any provision of its charter, bylaws or partnership agreement, or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration or termination of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Investor is a party or by which it is bound or to which any of its material assets is subject.

                  (v) Brokers' Fees. Investor has no liability or obligation to pay any fees or commissions to any Broker with respect to the transactions contemplated by the Transaction Agreements for which any of HarnCo or Sellers could become liable or obligated.

                  (vi) MHE Solvency; Net Worth. Assuming the correctness of the representations and warranties in Section 4 hereof:

                  (A) MHE will, after giving effect to the transactions
            contemplated hereby, be solvent and capable of meeting its obligations as they become due, have assets exceeding its Liabilities and have a reasonable amount of capital for the conduct of its business.

                  (B) MHE's surplus (as defined under Delaware law) at the time of
            the Closing will exceed the Redemption Price.

                  (vii) No Knowledge of Breach. To the Knowledge of the
            Chartwell Group (after reviewing reports from attorneys, consultants and other advisors), the representations and warranties of HarnCo and the Sellers in Section 3(a)(iii)(B) and Section 4 of this Agreement are true and correct in all material respects as of the date of this Agreement.

                  (viii) Share Ownership. Assuming the correctness of the
            representations and warranties in Section 4 hereof, the MHE Common Shares held by HarnCo immediately following the Closing will represent 22.58% of the total MHE Common Shares then outstanding (subject, however, to adjustment under the provisions of Section 2(a) hereof and decrease due to the equity interests of MHE management and any initial common investment in MHE by Investor in excess of the amount contemplated by the Term Sheets).

            Section 4. Representations and Warranties Concerning the Companies and their Subsidiaries. HarnCo and Sellers jointly and severally represent and warrant to Investor that the statements contained in this Section 4 are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (or the dates specified in such statements), except (i) as set forth in the Disclosure Schedule (as the same may be supplemented in accordance with Sections 5(g) and 5(q) below) and (ii) as may be affected by the transactions contemplated by this Agreement.

            (a) Organization, Qualification, and Corporate Power. Each of the Companies and its Subsidiaries is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Each of the Companies and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification, individually or in the aggregate, would not have a Material Adverse Effect. Each of the Companies and its Subsidiaries has full corporate (or other entity) power and authority to carry on the businesses in which it is engaged and which it proposes to engage under existing agreements and to own and use the properties owned and used by it. HarnCo has made available (or will promptly make available after the date hereof) to the Investor correct and complete copies of the charter and bylaws of each of HarnCo, Sellers, the Companies and the Companies' Subsidiaries (as amended to date). The stock certificate books and the stock record books of each of the Companies and the Companies' Subsidiaries correctly reflect the current stockholders and their record ownership thereof. None of HarnCo, Sellers, the Companies nor any of the Companies' Subsidiaries is in default under or in violation of any provision of its charter or bylaws. None of the MHE Business is conducted through any corporation or Person other than the Companies and their Subsidiaries. Since becoming Affiliates of HarnCo, the Companies and their Subsidiaries' sole business and operations have consisted of the ownership and operation of the MHE Business.

            (b) Capitalization.

                  (i) Immediately prior to the Closing, the entire authorized capital stock of MHE will consist of 1,000,000 Common Shares, a number of MHE Class A Preferred Shares to be determined by Investor, 100,000 MHE Class B Preferred Shares and 100,000 MHE Class C Preferred Shares, of which 100,000 Common Shares and 30,000 MHE Class C Preferred Shares will be issued and outstanding. All of the issued and outstanding shares of MHE's capital stock immediately prior to the Closing will have been duly authorized, will be validly issued, fully paid and nonassessable, and will be held of record and beneficially by HarnCo.

                  (ii) Redcrown's authorized share capital comprises 100,000,000 redeemable ordinary shares, par value one Pound Sterling, and 100 ordinary shares, par value one Pound Sterling, of which no redeemable ordinary shares and 100 ordinary shares are issued. All of the issued Redcrown Shares have been duly authorized, are validly issued, are fully paid and are nonassessable. As of the date of this Agreement, all of the issued and outstanding shares of Redcrown are held of record and beneficially by RCHH and RYL. As of the Closing, all of the issued and outstanding shares of Redcrown will be held by MHE U.K. and a Subsidiary of MHE. Redcrown has neither allotted nor agreed to allot any further shares.

                  (iii) The entire authorized capital stock of Hercules consists of 8,000 shares of Common Stock and an unlimited number of shares of variable capital stock, of which 8,000 shares of Common Stock and 3,661,000 shares of variable capital stock are issued and outstanding. All of the issued and outstanding Hercules Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by HCHC and HMH.

                  (iv) As of the Closing, all of the issued and outstanding
            Canada Newco Interests will have been duly authorized, will be validly issued, fully paid, and nonassessable, and will be held of record and beneficially by MHE Canada.

            There are no Encumbrances or outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other commitments or arrangements, relating to any securities or interests in the Companies or that could require any of the Companies to issue, sell, or otherwise cause to become outstanding any of its respective capital stock, securities or interests, as the case may be. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, stock based or similar rights with respect to any of the Companies. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the capital stock of the Companies. Neither the Companies, nor any of their Subsidiaries own, directly or indirectly, debt securities, shares or other equity interests or securities in any corporation, partnership, joint venture or other Person, and none of them has any agreement or commitment to purchase any such interests or securities.

            (c) Noncontravention. Neither the execution and the delivery of the Transaction Agreements, nor the consummation of the transactions contemplated thereby, do or will, either with notice or upon the expiration of applicable grace or cure periods or both, (i) violate or conflict in any material respect with any statute, regulation, rule, injunction, judgment, constitution, order, decree, ruling, charge, or other restriction of any Governmental Agency or court to which any of the Companies or their Subsidiaries or the MHE Business is subject or any provision of the charter, bylaws or operating agreement of any of the Companies or their Subsidiaries or (ii) result in a breach of, constitute a default under, conflict with, result in the acceleration or termination of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under (x) any Contract listed (or required to be listed) on
Schedule 4(m) of the Disclosure Schedule or (y) to the Knowledge of the Specified Employees, any other material Contract or license (I) to which any of the Companies or their Subsidiaries or the MHE Business is a party, (II) by which any of them is bound, (III) to which any of their material assets is subject or (IV) which could result in the imposition of any Encumbrance upon any of their material assets. None of the Companies, their Subsidiaries or the MHE Business needs to give any notice to, make any material filing with, or obtain any material authorization, consent, waiver or approval of any government or Governmental Agency in order for the Parties to consummate the transactions contemplated by this Agreement, except under the HSR Act and any applicable European or national merger regulations. The foregoing notwithstanding, no representation or warranty is made as to the financing of the transactions contemplated by this Agreement or any Contracts entered into in connection therewith.

            (d) Brokers' Fees. None of the Companies or their Subsidiaries has any Liability or obligation to pay any fees or commissions to any Broker (including those listed on Schedule 3(a)(iv) of the Disclosure Schedule, which shall be borne by HarnCo) with respect to the transactions contemplated by the Transaction Agreements.

            (e) Title to Assets. The Companies and their Subsidiaries have good and marketable title to, or have a valid leasehold interest in, all tangible personal property included in the Business Assets or the Incidental Assets and have good and marketable title to, a valid leasehold interest in or other valid right to use all intangible assets included in the Business Assets or the Incidental Assets, in each case free and clear of Encumbrances (it being understood, however, that certain services will be provided and certain assets will be made available to the Companies and their Subsidiaries under the Transition Services Agreement, the Supply Agreement and the Trademark Agreement). The Business Assets, plus the Incidental Assets, plus the services to be provided and assets to be made available under the Transition Services Agreement, the Supply Agreement and the Trademark Agreement, are sufficient to operate the MHE Business in substantially the same manner as operated prior to the date of this Agreement.

            (f) Subsidiaries. Schedule 4(f) of the Disclosure Schedule sets forth for each Subsidiary of each Company (i) if such Subsidiary is a corporation (A) its name and jurisdiction of incorporation, (B) the number of shares of authorized capital stock of each class of its capital stock and other securities, (C) the number of issued and outstanding shares of each class of its capital stock and other securities, (D) the names of the holders of shares of each class of its capital stock and other securities, and (E) the number of shares held by each such holder; (ii) if such Subsidiary is a partnership (A) its name and jurisdiction of organization, (B) the names of the holders of its general and limited partner interests and (C) the percentage general or limited partner interest held by each such holder; and (iii) if such Subsidiary is a limited liability company (A) its name and jurisdiction of organization, (B) the names of its members, and (C) the percentage interest held by each such member. All of the issued and outstanding shares of capital stock of each corporate Subsidiary of the Companies have been duly authorized and are validly issued, fully paid and nonassessable. All of the outstanding general and limited partner interests of each partnership Subsidiary of the Companies have been duly authorized and are validly issued. All of the outstanding limited liability company membership interests of each limited liability company Subsidiary of the Companies have been duly authorized and are validly issued, fully paid and nonassessable. One of the Companies or their Subsidiaries holds of record and owns beneficially all of the outstanding shares of each corporate Subsidiary of the Companies and one of the Companies or their Subsidiaries owns each outstanding partner interest or member interest of each partnership or limited liability company Subsidiary of the Companies, as the case may be, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Encumbrances, claims and demands. There are no Encumbrances or outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any of the Companies or their Subsidiaries to sell, transfer or otherwise dispose of any capital stock or securities of any of their Subsidiaries or that could require any Subsidiary of the Companies to issue, sell or otherwise cause to become outstanding any of their own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, stock based or similar rights with respect to any Subsidiary of the Companies. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Companies. None of the Companies or any of their Subsidiaries controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust or other business association which is not a Subsidiary of the Companies.

            (g) Financial Statements. Schedule 4(g) of the Disclosure Schedule contains the following financial statements: audited combined balance sheets for the MHE Business as of October 31, 1997 and 1996 and income statements and cash flow statements for the MHE Business as and for the fiscal years ended October 31, 1997, 1996 and 1995 (the "Audited Financial Statements"). Except as otherwise noted, the Audited Financial Statements present fairly in all material respects the financial condition and results of operations of the MHE Business as of and for the periods covered thereby in accordance with GAAP consistently applied and are consistent with the books and records of the MHE Business. To the Knowledge of the Specified Employees, none of the Companies or their Subsidiaries has any Liabilities which would be required by GAAP (applied on a basis consistent with the preparation of the Audited Financial Statements) to be set forth on a balance sheet other than (1) Liabilities reflected on the Most Recent Balance Sheet, (2) Liabilities that have arisen thereafter in the Ordinary Course of Business (excluding Liabilities arising from Knowing Breaches), (3) Liabilities to be reflected in the calculation of Net Assets on the Closing Balance Sheet, and (4) other immaterial Liabilities.

            (h) Subsequent Events.

                  (i) Since October 31, 1997, there has not been any material adverse change in the business, financial condition or operations of the MHE Business.

                  (ii) Since October 31, 1997, neither HarnCo nor Sellers nor their Affiliates have, with respect to the MHE Business, engaged in any material practice, taken any material action or entered into any material transaction outside the Ordinary Course of Business (other than (A) the transactions contemplated by or referred to in the Transaction Agreements and (B) the reorganization of their Subsidiaries in Canada, Mexico, the United States, and the United Kingdom to facilitate the transactions contemplated by the Transaction Agreements).

                  Without limiting the generality of the foregoing, since October 31, 1997, none of Sellers, HarnCo (with respect to the MHE Business), the Companies or the Companies' Subsidiaries:

                  (A) has sold, leased, transferred, or assigned any of its
            material assets, tangible or intangible, other than in the Ordinary Course of Business;

                  (B) has (nor, to the Knowledge of the Specified Employees, has
            any other party) accelerated, terminated, modified or cancelled any Contract or license (or series of related Contracts and licenses) involving more than $50,000 (other than change orders for sales and purchasing contracts in the Ordinary Course of Business);

                  (C) has made any capital expenditure (or series of related capital
            expenditures) either involving more than $1,250,000 or outside the Ordinary Course of Business;

                  (D) has issued any note, Guaranty, bond or other debt security or created, incurred or assumed any Indebtedness, either involving more than $250,000 singly or $1,000,000 in the aggregate (for the entire MHE Business);

                  (E) has made any material change in the policies of the
            Companies or any of their Subsidiaries with respect to the payment of accounts payable or other current Liabilities or the collection of accounts receivable, including any acceleration, deferral or write-off of the payment or collection thereof, as applicable.

                  (F) has cancelled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $250,000 or outside the Ordinary Course of Business;

                  (G) has made any general changes in employee compensation;

                  (H) has made any material change in accounting policies
            (including with respect to intercompany transactions) in connection with the maintenance of the books and records of the MHE Business;

                  (I) has waived or released any material rights of the Company or any of its Subsidiaries, except in the Ordinary Course of Business and for fair value;

                  (J) has removed any Exchange Proceeds from the Companies or their Subsidiaries (by dividend, distribution, redemption or other means); or

                  (K) none of HarnCo, the Sellers, the Companies nor any of the
            Companies' Subsidiaries has committed to any of the foregoing.

            (i) Legal Compliance. To the Knowledge of the Specified Employees, the MHE Business has been conducted in compliance in all material respects with all applicable laws, rules, codes, plans, injunctions, judgments, orders, decrees, rulings, charges and regulations of Governmental Agencies and the MHE Business has not received written notice of any such non-compliance (other than notices as to (x) matters which have been resolved and (y) immaterial matters).

            (j) Tax Matters.

                  (i) Each of the Companies and their Subsidiaries has filed or been included in all Tax Returns that it was required to file or to be included in and all Taxes shown thereon as owing have been paid.

                  (ii) No Tax liens have been filed by any Governmental Agency against any property or assets of the Companies or their Subsidiaries, and no claims are being asserted with respect to any Taxes.

                  (iii) The U.S. federal income Tax Returns of the Companies and their Subsidiaries and of each consolidated group of which any of the Companies or their Subsidiaries is or has been a member have been examined by the IRS and closed or are federal income Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No issue relating to the Companies or their Subsidiaries has been raised in writing by any taxing authority in any audit or examination with respect to taxable periods of any of the Companies or their Subsidiaries, which, by application of the same or similar principles, could reasonably be expected to result in a material deficiency for any subsequent period (including periods subsequent to the Closing Date). There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period of collection or assessment of, Taxes due from or with respect to the Companies or their Subsidiaries for any taxable period. No power of attorney granted by any of the Companies or their Subsidiaries with respect to Taxes is currently in force. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to any of the Companies or their Subsidiaries.

                  (iv) No audit or other proceeding by any Governmental Agency, or similar Person is pending nor has any dispute been raised or, to the Knowledge of the Specified Employees, threatened with respect to any Taxes due from or with respect to any of the Companies or their Subsidiaries or any Tax Return filed by or with respect to any of the Companies or their Subsidiaries. No assessment of Tax is proposed against any of the Companies or their Subsidiaries or any of their assets. No claim has ever been made by any Governmental Authority in a jurisdiction where any of the Companies or their Subsidiaries do not file Tax Returns that any of them is or may be subject to Tax by that jurisdiction.

                  (v) None of the Companies or their Subsidiaries (A) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was HII) or
            (B) has any Liability for Taxes of any Person under Reg. Section 1.1502-6 (or other similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                  (vi) None of the Companies or their Subsidiaries have filed a consent under Code Section 341(f) concerning collapsible corporations. None of the Companies or their Subsidiaries have made or entered into, or holds any assets subject to, a "safe harbor lease" subject to former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, and the regulations thereunder. None of the Companies or their Subsidiaries has made any payments, is obligated to make any payments, or is party to any agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Code Section 280G. None of the Companies or their Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). None of the Companies or their Subsidiaries has been an investment company within the meaning of Code Section 351(e).

                  (vii) All elections made on IRS Form 8832 with respect to
            entity classification relating to any of the Companies or their Subsidiaries are set forth in Schedule 4(j) of the Disclosure Schedule.

            (k) Real Property.

                  (i) Schedule 4(k)(i) of the Disclosure Schedule lists all real property owned by the Companies and their Subsidiaries. With respect to each such parcel of real property:

                  (A) the owner has good and marketable title to the parcel of real property, free and clear of any Encumbrance, easement, covenant, or other restriction, except for installments of special assessments not yet delinquent, recorded easements, covenants, and other restrictions, and utility easements, building restrictions, zoning restrictions, and other easements and restrictions existing generally with respect to properties of a similar character that do not materially impair the current or contemplated use of such parcel or the value thereof;

                  (B) there are not any leases, subleases, licenses,
            concessions, or other agreements granting to any party or parties the right of use or occupancy of any portion of the parcel of real property, other than leases, subleases, licenses and other agreements which do not, individually or in the aggregate, materially impair the current or contemplated use of such property or the value thereof;

                  (C) there are not any outstanding options or rights of first refusal to purchase the parcel of real property or any portion thereof (or any binding commitment to grant or enter into any such option or right);

                  (D) there are no pending or, to the Knowledge of the Specified
            Employees, threatened condemnation proceedings;

                  (E) all approvals of Governmental Agencies (including licenses and permits) required in connection with the ownership or operation thereof have been received, except those the failure to obtain which would not, individually or in the aggregate, materially impair the current or contemplated use of such property or the value thereof.

                  (ii) Schedule 4(k)(ii) of the Disclosure Schedule lists all leases and subleases of real property to which any of the Companies or their Subsidiaries is a party as of the date of this Agreement providing for lease payments in excess of $20,000 per year. HarnCo and Sellers have made available to Investor copies of the leases and subleases listed in Schedule 4(k)(ii) of the Disclosure Schedule. To the Knowledge of the Specified Employees, each lease and sublease relating to the property listed in Schedule 4(k)(ii) of the Disclosure Schedule is legal, valid, binding, enforceable, and in full force and effect.

            (l) Intellectual Property.

                  (i) Schedule 4(l) of the Disclosure Schedule identifies and describes the following included in the Business Assets: (A) U.S. and Foreign patents and pending patent applications; (B) U.S. and Foreign trademark, service mark and trade name registrations and applications therefor; (C) U.S. and Foreign copyright registrations and applications (or similar protections by whatever name) therefor; and (D) licenses and similar agreements for the use, reproduction, distribution, manufacture or sale of any intellectual property (including, without limitation, patents, unpatented inventions and technology, trademarks, service marks and trade names, copyrights and copyrightable works, know-how and trade secrets, hereinafter collectively referred to as "Intellectual Property") (other than licenses for the use of commercially available computer software and related documentation, which licenses do not require the payment of ongoing royalties and were each acquired for consideration totaling less than $10,000).

                  (ii) The Companies and their Subsidiaries own and possess all right, title and interest in and to, or have a license or right to use, the Intellectual Property necessary for the operation of the MHE Business (it being understood, however, that certain assets will be made available and certain services will be provided to the Companies and their Subsidiaries under the Transition Services Agreement, the Supply Agreement and the Trademark Agreement). To the Knowledge of the Specified Employees, no action, suit, proceeding or written claim by any third party is currently outstanding which (i) contests the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the MHE Business or (ii) alleges that the MHE Business has infringed or misappropriated any Intellectual Property of others, in each case except as would not have a Material Adverse Effect.

                  (iii) Schedule 4(l) of the Disclosure Schedule sets forth as of the date hereof a list of all licenses and agreements under which the MHE Business have granted rights to third parties under any of the Intellectual Property, including without limitation any rights granted to third parties to use any computer programs, databases, manufacturing processes or other know-how.

                  (iv) To the Knowledge of the Specified Employees, all granted and issued patents listed on Schedule 4(l) of the Disclosure Schedule, all registered trademarks, trade names and service marks and all applications to register the same listed on Schedule 4(l) of the Disclosure Schedule, and all copyright registrations and applications listed on Schedule 4(l) of the Disclosure Schedule are valid, enforceable and subsisting. To the Knowledge of the Specified Employees, as of the date hereof, there has not been and there is not any unauthorized use, infringement or misappropriation by any third party, employee or former employee of the MHE Business of any Intellectual Property owned by the Companies or their Subsidiaries, except as would not have a Material Adverse Effect.

            (m) Contracts. Schedule 4(m) of the Disclosure Schedule lists the following written Contracts of the MHE Business as of the date hereof:

                  (i) any Contract the performance of which is expected to
            involve consideration in excess of $2,000,000;

                  (ii) any Contract which restricts or contains limitations on the ability of any of the MHE Business or the Companies or their Subsidiaries to freely conduct business anywhere in the world or relates to confidentiality (other than confidentiality agreements that relate to (x) the purchase or sale of goods or services in the Ordinary Course of Business, or (y) acquisitions or joint venture transactions);

                  (iii) any collective bargaining agreement;

                  (iv) any contract which provides for the employment of any individual on a full-time, part-time, consulting or other basis providing annual salary and cash bonus in excess of $100,000 or which provides for severance or change in control benefits;

                  (v) any agreement which relates to Indebtedness or any
            Guaranty;

                  (vi) any Contract concerning a partnership, joint venture or other similar entity or arrangement;

                  (vii) any Contract between the Companies or their Subsidiaries on the one hand, and any of the Sellers or their Affiliates (other than the Companies and their Subsidiaries) on the other hand;

                  (viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers and employees;

                  (ix) any Contract under which the Companies or any of their
            Subsidiaries has advanced or loaned any amount to any of their directors, officers and employees outside the Ordinary Course of Business; and

                  (x) with respect to any of the foregoing, any outstanding
            executed letters of intent and written offers to which the Companies and/or their

            Subsidiaries is party (including, but not limited to, offers made, but not yet accepted, for the acquisition or sale of any facility, real property or business, but excluding offers made, but not yet accepted, for the sale of goods or services in the Ordinary Course of Business).

            HarnCo and Sellers have made available to Investor (or will make available to Investor promptly following the date hereof) a correct and complete copy of each written contract or other agreement listed in Schedule 4(m) of the Disclosure Schedule. With respect to each such Contract: (A) the Contract is legal, valid, binding, enforceable in accordance with its terms against the Companies, their Subsidiaries and their Affiliates party thereto and, to the Knowledge of the Specified Employees, the other parties thereto; (B) neither the Companies, their Subsidiaries nor their Affiliates and, to the Knowledge of the Specified Employees, no other party thereto is in material breach or default, and, to the Knowledge of the Specified Employees, no event has occurred which with notice or upon the expiration of applicable grace or cure periods or both would constitute a material breach or default, or permit termination, modification or acceleration under, the Contract; (C) neither the Companies, their Subsidiaries nor their Affiliates and, to the Knowledge of the Specified Employees, no other party, has repudiated any material provision of the Contract; and (D) none of HarnCo, Sellers, the Companies nor any of the Companies' Subsidiaries has granted any release or waiver of any material provision under the Contract outside the Ordinary Course of Business.

            (n) Litigation. Schedule 4(n) of the Disclosure Schedule sets forth each instance in which HarnCo (with respect to the MHE Business), Sellers, the Companies or any Subsidiaries of the Companies (or the MHE Business or the Business Assets) is (i) subject to any outstanding injunction, judgment, stipulation, writ, order, decree, ruling, or charge or (ii) a party to, or to the Knowledge of any of the Specified Employees, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or Governmental Agency . The foregoing notwithstanding, HarnCo and the Sellers shall not be required to list in the Disclosure Schedules any action, suit or proceeding which has been filed against them but which has not been served (unless a Specified Employee has Knowledge of the action, suit or proceeding in question).

            (o) Employee Benefits. Schedule 4(o) of the Disclosure Schedule lists, and the Sellers, the Companies and their Subsidiaries will make available to Investor promptly after the date hereof copies of, each Employee Benefit Plan and each Non-U.S. Employee Benefit Plan that any of the Companies or their Subsidiaries maintains or to which any of them contributes or has any obligation to contribute.

                  (i) Each such Employee Benefit Plan and each such non-U.S.
            Employee Benefit Plan (and, with respect to all such plans, each related trust, insurance contract, or fund) complies in form and in operation in all material respects with (A) the applicable requirements of ERISA, the Code and other applicable laws, both U.S. and non-U.S., and (B) its own terms.

                  (ii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Employee Benefit Plan which is an Employee Pension Benefit Plan and to each Non-U.S. Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been reserved for in the accounts of HarnCo, the Sellers, the Companies or the Companies' Subsidiaries (as applicable). All premiums or other payments for all periods ending on or before the Closing Date which are due have been paid with respect to each Employee Welfare Benefit Plan and with respect to each Non-U.S. Employee Benefit Plan. With respect to non-U.S. operations and employees, the Sellers, the Companies and their Subsidiaries are in compliance in all material respects with the laws and regulations of any applicable Governmental Agency with respect to employee benefits.

                  (iii) Each such Employee Benefit Plan which is an Employee
            Pension Benefit Plan has (A) received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Sec. 401(a), or (B) an application for such a determination letter for such plan has been timely filed within the remedial amendment period (as described in Section 401(b) of the Code) with respect to the Tax Reform Act of 1986, as amended, and subsequent federal legislation, or (C) such remedial amendment period for such plan has not yet expired; and none of HII, HarnCo or the Sellers is aware of any facts or circumstances that could result in the revocation of any such determination letter. Each of the Non-U.S. Pension Plans has been operated in accordance with all applicable laws in all material respects to retain its Tax-qualified, Tax-exempt or Tax-favored status and, if applicable, has been determined to be Tax-qualified, Tax-exempt or Tax-favored by any relevant Governmental Agency.

                  (iv) Neither HarnCo nor any "ERISA Affiliate" (each business or entity which is a member of a "controlled group of corporations," under "common control" or an "affiliated service group" with HarnCo within the meaning of Sections 414(b), (c) or (m) of the Code, or is required to be aggregated with HarnCo under Section 414(o) of the Code, or is under "common control" with HarnCo, within the meaning of Section 4001(a)(14) of ERISA) has any liability with respect to any multiemployer plan within the meaning of Section 3(37)(A) of ERISA. Neither BelCan nor any of its Subsidiaries is required to make any contributions to any multiemployer plan.

                  (v) HarnCo, Sellers, the Companies and their Subsidiaries have complied in all material respects with the requirements under
            Section 4980B of the Code and Section 601 et seq. of ERISA
            ("COBRA").

                  (vi) To the Knowledge of the Specified Employees, (A) there have
            been no prohibited transactions (as defined in ERISA Section 406) with respect to any Employee Benefit Plan, (B) no fiduciary of any Employee Benefit Plan or any Non-U.S. Employee Benefit Plan has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Employee Benefit Plan or any Non-U.S. Employee Benefit Plan; and (C) no action, suit, proceeding, hearing, audit or investigation with respect to the administration or the investment of the assets of any Employee Benefit Plan or any Non-U.S. Employee Benefit Plan (other than routine claims for benefits) is pending.

                  (vii) No Liability under Title IV of ERISA has been incurred by HarnCo, HII or any ERISA Affiliate which has not been satisfied in full (other than for the payment of PBGC premiums), and no event has occurred and no condition exists that could reasonably be expected to result in HII, HarnCo or any ERISA Affiliate incurring a Liability under Title IV of ERISA (other than for the payment of PBGC premiums) or could constitute grounds for terminating any Employee Pension Benefit Plan.

                  (viii) HarnCo and Sellers have made available to Investor (or will make available to Investor promptly after the date hereof) true and correct copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service and any recent applications for a determination letter with respect to each Employee Pension Benefit Plan and each Non-U.S. Employee Benefit Plan, the two most recently filed Form 5500 Annual Reports or other annual reports, the two most recent actuarial valuations for the Morris Mechanical Handling Limited Scheme, all related trust agreements and other funding agreements which implement each such Employee Benefit Plan and each such Non-U.S. Employee Benefit Plan and all insurance contracts which relate to each such Non-U.S. Employee Benefit Plan.

                  (ix) Unless listed in the Disclosure Schedule, none of the
            Companies or their Subsidiaries have made any commitments (A) to increase benefits under any of the Employee Benefit Plans or Non-U.S. Employee Benefit Plans or (B) to establish new employee benefits, plans, policies, schemes or other arrangements.

            (p) Bonds. Schedule 4(p) of the Disclosure Schedule identifies all bonds, Guarantees, letters of credit and similar instruments and credit support maintained by or on behalf of the MHE Business, copies of which have been made available to Investor.

            (q) Environmental Matters. To the Knowledge of the Specified Employees, the Companies and their Subsidiaries and the MHE Business are in compliance in all material respects with all Environmental, Health and Safety Requirements, and each of them has obtained all material Environmental Permits which are required for the operation of their respective businesses, and none of them is subject to any outstanding material claim or notice to the contrary with respect to such businesses or any businesses previously owned, leased, used, conducted, occupied or controlled by any of the Companies and their Subsidiaries or any other location where any of the Companies or their Subsidiaries would have any Liability under the Environmental, Health and Safety Requirements.

                  (i) Without limiting the generality of the foregoing, to the Knowledge of the Specified Employees, the Companies, their Subsidiaries and the MHE Business have not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, imported, exported, used or processed any Hazardous Substances, except in compliance in all material respects with all Environmental Health and Safety Requirements (excluding for this purpose any previous failure to so comply which has been substantially addressed or resolved).

                  (ii) Without limiting the generality of the foregoing, to the Knowledge of the Specified Employees, there has been no material release, spill, emission, discharge or similar occurrence (which would require reporting thereof to the applicable governmental or regulatory authority) of any Hazardous Substances at or from any location of the Companies, their Subsidiaries, the MHE Business or at any other locations where any Hazardous Substances were generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, imported, exported, used or processed from or by the Companies, their Subsidiaries or the MHE Business in connection with their respective business and there are no material remediation obligations, costs or expenses currently required to be incurred by the Companies, their Subsidiaries or the MHE Business relating to Environmental, Health and Safety Requirements.

                  (iii) HarnCo and the Sellers have heretofore made available to Investor true and correct copies of all material internal and third-party environmental audits, studies, reports and records in the possession or control of HII, the Sellers, the Companies or their Subsidiaries (other than audits, studies, reports and records relating to Excluded Liabilities). There are no agreements between the Companies and their Subsidiaries, on the one hand, and HarnCo and its other Affiliates, on the other hand, as to the sharing of environmental liabilities (except as expressly set forth in this Agreement and the Separation Agreement).

                  (iv) To the Knowledge of the Specified Employees, none of the following exists at any property or facility owned or operated by the Companies, their Subsidiaries and the MHE Business, the presence of which could reasonably be expected to give rise to a material liability: (A) underground storage tanks, (B) asbestos-containing material in any damaged and friable form or condition, (C) materials or equipment containing polychlorinated biphenyls, or (D) landfills, surface impoundments or disposal areas.

                  (v) To the Knowledge of the Specified Employees, neither the Transaction Agreements nor the consummation of the transactions that are the subject of the Transaction Agreements will result in any material obligation for site investigation or clean-up, or notification to or consent of any Governmental Agency under so-called "responsible property transfer" Environmental, Health and Safety Requirements.

                  (vi) This Section 4(q), together with Sections 4(n), 4(p) and 4(r), sets forth the sole and exclusive representations and warranties of HarnCo and Sellers with respect to environmental, health and safety matters, including without limitation any matters arising under Environmental, Health and Safety Requirements.

            (r) Licenses and Authorizations. The Companies or one of their Subsidiaries holds or owns all material Licenses the Companies and their Subsidiaries must have to conduct the MHE Business as presently being conducted. All such material Licenses are listed on Schedule 4(r) of the Disclosure Schedule. To the Knowledge of the Specified Employees, all such Material Licenses are valid and in full force and effect. There are no judgments, writs, decrees, injunctions, stipulations, compliance or settlement agreements that have been issued that could be expected to result in a forfeiture or the suspension, termination prior to its expiration date, revocation, material impairment, materially adverse modification or non-renewal of any material License. No action, suit or proceeding is pending, or to the Knowledge of the Specified Employees, threatened before any Governmental Authority to revoke, refuse to renew or make material adverse modifications to any such material License.

            (s) Labor and Employee Matters.

                  (i) The Companies and their Subsidiaries are not party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements that pertain to employees of the Companies, their

            Subsidiaries or the MHE Business. The Companies have made available to the Investor correct, and complete copies of the labor or collective bargaining agreements listed on Schedule 4(s)(i) of the Disclosure Schedule, together with all amendments, modifications, letters of agreements and supplements thereto. HarnCo, Sellers, the Companies and the Subsidiaries of the Companies are not currently engaged in or required to be engaged in collective bargaining with any employee representative.

                  (ii) No employees of the Companies or the MHE Business are represented by any labor organization. No labor organization or group of employees of the Companies or the MHE Business has made a pending demand for recognition, and there are no representation proceedings or petitions presently pending or, to the Knowledge of the Specified Employees, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no labor organizing activity involving the Companies' employees or employees of the MHE Business pending or, to the Knowledge of the Specified Employees, threatened by any labor organization or group of employees of the Companies or the MHE Business.

                  (iii) There are no strikes, work stoppages, slow downs,
            lockouts, arbitrations or unfair labor practice charges (or actions, suits or proceedings relating to wrongful discharge, discrimination, employment practices, employment conditions, or terms and conditions of employment) pending or, to the Knowledge of the Specified Employees, threatened against or involving the Companies, their Subsidiaries or the MHE Business.

                  (iv) Neither the Companies, their Subsidiaries, nor the MHE
            Business is delinquent or allegedly delinquent in payments to any of its employees of any wages, salaries, commissions, bonuses, or other direct compensation for any services performed by them to date or in amounts required to be reimbursed to such employees.

                  (v) Sellers have heretofore delivered to Investor a list of all Employees of the MHE Business whose aggregate salary and cash bonus exceeded $100,000 for the 12 month period ended October 31, 1997 setting forth as to each such employee listed thereon, the job title, location and salary and cash bonus of such employee for such period.

            (t) Insurance. Schedule 4(t) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage) to which any of the MHE Business has been a party, a named insured or otherwise the beneficiary of coverage at any time within the past 5 years:

                  (i) the policy number and the period of coverage;

                  (ii) the scope (including an indication of whether the
            coverage was on a claims made, occurrence or other basis) and amount (including a description of how deductibles and ceiling are calculated and operate) of coverage; and

                  (iii) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable and in full force and effect; (B) neither HarnCo, the Sellers nor their Affiliates (nor, to the Knowledge of the Specified Employees, any other party to the policy) is in material breach or default, and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification or acceleration, under the policy; and (C) to the Knowledge of the Specified Employees, no party to the policy has repudiated any material provision thereof. Schedule 4(t) of the Disclosure Schedule describes any self-insurance arrangements affecting any of the MHE Business.

            (u) Certain Business Relationships with the Companies and their Subsidiaries. Except as set forth on Schedule 4(u) in the Disclosure Schedule, none of HarnCo, the Sellers nor their Affiliates (i) is or has been involved in any material business arrangement or relationship with any of the Companies, the Companies' Subsidiaries or the MHE Business since November 1, 1996, and none of the Sellers or their Affiliates owns any material asset, tangible or intangible, which is used in the MHE Business or (ii) is the direct or indirect owner of an interest in any Person which is a present competitor or supplier of the MHE Business; provided that, in the case of individuals included in the definition of Affiliate by virtue of their status as a director, officer, partner or relative, the representation and warranty in this sentence is made to the Knowledge of the Specified Employees.

            (v) Foreign Corrupt Practices Act. To the Knowledge of the Specified Employees, the MHE Business has been conducted in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder.

            (w) Condition of Assets. Viewed in the aggregate, the Business Assets and the Incidental Assets are in reasonable operating condition (subject to ordinary wear and tear).

            (x) Disclosure. The representations and warranties contained in this
Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in this Section 4 not misleading.

            Section 5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (or the earlier termination of this Agreement under Section 9); provided that with respect to Hercules, the covenants in this Section 5 shall apply until such time as MHE purchases Hercules.

            (a) General. Each of the Parties will use commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below and the execution and delivery of the other Transaction Agreements).

            (b) Notices and Consents. Each of the Parties will (and HarnCo and Sellers will cause each of the Companies and their Subsidiaries to) give any notices to third parties, and each of the Parties will (and HarnCo and Sellers will cause each of the Companies and their Subsidiaries to) use commercially reasonable efforts to obtain any third party consents, that the other Party may reasonably request in connection with the transactions contemplated by this Agreement. Each of the Parties will (and HarnCo and Sellers will cause each of the Companies and their Subsidiaries to) give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3(a)(ii), Section 3(b)(ii), and Section 4(c) above. Without limiting the generality of the foregoing, each of the Parties will file within 15 business days of the date of this Agreement any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act. Each of the Parties will promptly make any other merger, anti-trust or similar filings which may be required in other jurisdictions. The Parties will (i) supply promptly any additional information and documentary material that may be requested in connection with such filings, (ii) use commercially reasonable efforts to obtain early termination (if available) of any applicable waiting periods, (iii) make any further filings pursuant thereto that may be necessary, proper, or advisable in connection therewith and (iv) take all commercially reasonable actions necessary to obtain all required clearances. Prior to Closing, the Employment Agreements with U.S. employees shall be assigned from HarnCo to MHE (or one of its Subsidiaries), and HarnCo shall be released from its obligations thereunder.

            (c) Operation of Business. HarnCo and the Sellers will not and will not cause or permit any of the Companies and their Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business (other than (A) the transactions contemplated by or referred to in the Transaction Agreements and (B) the reorganization of their subsidiaries in Canada, Mexico, the United States and the United Kingdom to facilitate the transactions contemplated by this Agreement). Without limiting the generality of the foregoing, HarnCo and the Sellers (with respect to the MHE Business) will not and will not cause or permit any of the Companies or any of their Subsidiaries to:

                  (i) declare, set aside or pay any dividend or make any
            distribution with respect to its capital stock (other than dividends and distributions payable in Cash prior to the Closing) or redeem, purchase or otherwise acquire any of its capital stock for any consideration other than Cash payable prior to the Closing;

                  (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any corporation, partnership, association or other business organization or division thereof;

                  (iii) amend the charter, bylaws or comparable governing
            instruments of the Companies or any of their Subsidiaries;

                  (iv) except pursuant to pre-existing contractual commitments heretofore disclosed to Investor, issue or sell any shares of its capital stock or other interests or securities, or issue options, warrants or rights of any kind to acquire, or any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract, plan, understanding or arrangement with respect to the issuance of, any equity based or equity related awards, shares of its capital stock or other securities, in each instance of the Companies or any of their Subsidiaries;

                  (v) enter into any arrangement or contract with respect to the purchase, encumbrance or voting of the shares of capital stock or adjust, split, combine or reclassify any of the securities, or make any other changes in the equity capital structure, in each instance of the Companies or any of their Subsidiaries; or

                  (vi) otherwise engage in any practice, take any action or
            enter into any transaction of the sort described in Section 4(h)(ii) above (provided that neither HarnCo nor the Sellers will be deemed to have breached this covenant as a result of (i) actions taken or omissions made by Persons other than HarnCo, the Sellers, the Companies or their Subsidiaries or Affiliates or (ii) acts of God or other events beyond their control).

            (d) Preservation of Business. HarnCo and Sellers shall use commercially reasonable efforts to and shall cause each of the Companies and their Subsidiaries to use commercially reasonable efforts to keep the MHE Business and its properties substantially intact, including its present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, customers and employees.

            (e) Full Access. Each of HarnCo and the Sellers will permit, and HarnCo and the Sellers will cause each of the Companies and their Subsidiaries to permit, representatives of the Investor to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Companies and their Subsidiaries, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to each of the Companies and their Subsidiaries; it being understood that the foregoing shall include such access (i) as Investor and its accountants, attorneys, agents and representatives shall reasonably require in order to review (at Investor's expense) the books and records of the MHE Business, including access to accountants' work-papers and the like (but subject to Investor signing any letter which such accountants may require as a prerequisite to reviewing work papers and the like); and (ii) as Investor may reasonably require to the management of the MHE Business to enable Investor to obtain information about the employees of the MHE Business.

            (f) Compensation. Without Investor's prior written consent, no increase shall be made in the compensation, bonuses or commissions payable or to become payable to any employee of the MHE Business, except in accordance with existing employment arrangements or in the Ordinary Course of Business; no arrangement shall be made by the Companies or any of their Subsidiaries for any new, additional or increased bonuses, profit sharing plan, pension or retirement plan, or any similar plan relating to the employees of the MHE Business; and no material change shall be effected in management, personnel policies or employee benefits of the MHE Business or any of the Companies or their Subsidiaries.

            (g) Notice of Developments. HarnCo and Sellers shall promptly notify Investor in writing in the event that any Specified Employee has Knowledge of any matter which would cause any of their representations and warranties in
Section 3(a) or Section 4 above (or in the other Transaction Agreements) to be untrue as of the date of this Agreement or the Closing Date. With respect to any fact, circumstance, event or development occurring after the date of this Agreement (other than those which constitute a Knowing Breach), the written notice pursuant to this Section 5(g) will be deemed to have amended the Disclosure Schedule, to have qualified the representations and warranties contained in Section 3(a) or Section 4 above, and to have corrected any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the fact, circumstance, event or development (with the result that no misrepresentation or breach shall be deemed to have occurred), in each case to the extent of the disclosure contained in such notice.

            (h) Exclusivity. From and after the date of this Agreement, neither HarnCo nor the Sellers nor their Affiliates will (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the MHE Business or the capital stock, voting securities or assets of any of the Companies or their Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussion or negotiations regarding, furnish any information or enter into any agreement with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Sellers will notify the Investor immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and will promptly provide Investor with a copy of any documentation relating thereto.

            (i) Insurance. The Companies shall use commercially reasonable efforts to maintain in effect through the Closing Date the property damage, liability and other insurance policies set forth on Schedule 4(t) of the Disclosure Schedule with respect to the MHE Business.

            (j) Notice of Litigation. The Companies shall notify Investor of any material litigation filed by or served on them or their Subsidiaries after the date of this Agreement, including any litigation which challenges the transactions contemplated hereby, and of any material damage to or destruction of their material assets.

            (k) Performance of Agreements. HarnCo and the Sellers shall use commercially reasonable efforts to, and shall cause the Companies and their Subsidiaries to use commercially reasonable efforts to, perform all obligations (including, without limitation, all payment obligations) required to be performed by them under all agreements, leases, contracts and commitments relating to the MHE Business. Neither the Companies nor their Subsidiaries shall enter into any collective bargaining agreement, employment agreement with any management-level employee (other than agreements terminable at will and agreements required by law in nations other than the U.S.) or Employee Benefit Plan (or any material amendment thereto), except as otherwise required by law or with the prior written consent of Investor.

            (l) No Solicitation. Neither HarnCo nor any of its Affiliates shall directly or indirectly through another Person induce or attempt to induce any employee of the Companies or their Subsidiaries to leave the employ of the Companies or their Subsidiaries.

            (m) Tax Elections. Neither HII, HarnCo, the Sellers, the Companies nor any of the Companies' Subsidiaries shall make any new elections with respect to Taxes, or change any current elections with respect to Taxes, that adversely affect the Companies, their Subsidiaries or the MHE Business.

            (n) Financing. Investor shall use commercially reasonable efforts to obtain the necessary financing for the transactions contemplated by this Agreement on terms reasonably consistent with those referred to in the Commitment Letters and the Term Sheets.

            (o) Exchange Proceeds. If, between the date hereof and the Closing, HarnCo, Sellers, the Companies or their Subsidiaries and/or any of their Affiliates receives any Exchange Proceeds, one of them shall promptly notify the Investor of the receipt of the Exchange Proceeds. Any Exchange Proceeds received by HarnCo, Sellers, the Companies or their Subsidiaries between October 31, 1997 and the Closing shall either be used to purchase replacement Business Assets or shall be retained by the Companies (as determined based on consultation with Investor).

            (p) Interim Financial Statements. HarnCo shall furnish to Investor within twenty (20) days after the end of each monthly accounting period, commencing with the monthly accounting period ending in December, unaudited combined consolidated management accounts for the MHE Business consisting of (i) statements of income and cash flows for the MHE Business for such monthly accounting period and the fiscal year to date and (ii) a balance sheet of the MHE Business as of the end of such monthly accounting period. Notwithstanding anything to the contrary contained in this Agreement, HarnCo and the Sellers do not make (and will not make) any representation or warranty as to the financial information furnished under this Section.

            (q) Update by Investor. Investor shall promptly give written notice to HarnCo (an "Investor Notice") in the event that any person in the Chartwell Group has Knowledge of any matter which would cause any representation or warranty of HarnCo and the Sellers in this Agreement or any other Transaction Document to be untrue or incorrect in any material respect. Any Investor Notice shall have the same effect as a notice delivered by HarnCo and Sellers under
Section 5(g) hereof.

            (r) Knowing Breach. HarnCo and Sellers shall not cause or permit any Knowing Breach to occur. As used in this Agreement, "Knowing Breach" means an action (or a willful failure to take action) by, at the direction of, or with the prior Knowledge of any Specified Employee, which action would (i) cause any of the representations or warranties of HarnCo and Sellers in this Agreement or any other Transaction Agreement to be untrue in any material respect (other than actions (or willful failures to take action) in the Ordinary Course of Business) or (ii) breach any other covenant contained in this Section 5.

            (s) Collective Bargaining Agreements. Effective on the Closing Date, Investor shall cause MHE to assume and to be responsible for all employer liabilities and obligations (as such apply to the MHE Business) that accrue after the Closing Date under the collective bargaining agreement applicable to United Steelworkers of America, Local No. 1114 ("Local 1114"), as currently set forth in the "1995-1998 Agreement" between HarnCo and Local 1114, dated September 1, 1995, subject to the provisions in this Agreement as to Excluded Liabilities.

            (t) Joinder. At the Closing, Investor shall cause MHE and the other Companies to execute an instrument for the benefit of HarnCo and its Affiliates pursuant to which MHE, the other Companies and their Subsidiaries will ratify and approve and will agree to honor and be bound by all provisions of this Agreement which are applicable to them. From and after the Closing, MHE and the other Companies shall be deemed "Parties" to this Agreement for purposes of all provisions of this Agreement which are applicable to them.

            Section 6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

            (a) General. In case at any time after the Closing any further reasonable action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). HarnCo and the Sellers acknowledge and agree that from and after the Closing, the Investor will be entitled to possession of all documents, books, records (including Tax records other than U.S. and state income Tax records relating to periods ending on or prior to the Closing Date), agreements and financial data of any sort relating to the Companies and the Companies' Subsidiaries and the MHE Business, if and to the extent such Business Records are reasonably separable from those relating to HII's other businesses.

            (b) Records; Employees.

                  (i) Records in Investor's and MHE's Possession. Until the
            Termination Date, Investor and MHE agree to permit HarnCo, Sellers and their officers, employees, attorneys, accountants, agents and designees, such access to, and right to copy, Business Records in the possession of the Investor or MHE (or any of their Affiliates) as HarnCo or Sellers may deem reasonably necessary or reasonably desirable. Any such examination and copying shall be at HarnCo or Sellers' expense, shall be performed at the place where the Business Records are regularly maintained and shall not unreasonably interfere with the normal business activities of the furnishing party. In the event that Investor or MHE (or any of their Affiliates) intends to destroy any Business Records prior to the Termination Date, it shall so notify HarnCo and Sellers (and HarnCo and the Sellers shall have the right to review and remove at their expense any of the Business Records to be destroyed).

                  (ii) Records in HarnCo's or Sellers' Possession. Until the
            Termination Date, HarnCo and Sellers agree to permit Investor, MHE and their officers, employees, attorneys, accountants, agents and designees, such access to, and right to copy, such Business Records in the possession of HarnCo and Sellers (or any of their Affiliates) as Investor or MHE may deem reasonably necessary or reasonably desirable. Any such examination and copying shall be at the expense of Investor or MHE, shall be performed at the place where the Business Records are regularly maintained and shall not unreasonably interfere with the normal business activities of the furnishing party. In the event that HarnCo or Sellers (or any of their Affiliates) intend to destroy any Business Records prior to the Termination Date, they shall so notify the Investor and MHE (and the Investor and MHE shall have the right to review and remove at its expense any of the Business Records to be destroyed).

                  (iii) Investor and MHE Employees. Until the Termination Date,
            Investor and MHE shall afford HarnCo and Sellers access to those employees of Investor or MHE (or any of their Affiliates) who are familiar with the MHE Business. Any such access shall be: (i) at the request of HarnCo or Sellers, (ii) scheduled and provided on a reasonable basis, and (iii) for any proper business purpose of HarnCo or Sellers, including the defense of any legal proceedings and the preparation, filing and execution of any Tax Returns. HarnCo and Sellers shall pay all reasonable out-of-pocket expenses, excluding wages, salaries, overhead or burden, incurred by Investor or MHE (or any of their Affiliates) in connection with this subsection (iii).

                  (iv) HarnCo and Seller Employees. Until the Termination Date,

            HarnCo and Sellers shall afford Investor and MHE access to those employees of HarnCo or Sellers who are familiar with the MHE Business. Any such access shall be: (i) at the request of Investor or MHE; (ii) scheduled and provided on a reasonable basis, and (iii) for any proper business purpose of Investor or MHE, including the defense of any legal proceedings and the preparation, filing and execution of any Tax Returns. Investor and MHE shall pay all reasonable out-of-pocket expenses, excluding wages, salaries, overhead or burden, incurred by HarnCo or Sellers in connection with this subsection (iv).

            (c) Employees and Employee Benefit Matters.

                  (i) Except as set forth in Section 6(c)(vi) below and except as may be required by collective bargaining agreements in effect on the Closing Date, nothing in this Agreement (whether express or implied) shall in any way restrict the right of the Companies and/or their Subsidiaries to provide salaries, wages and benefits different from those provided to Current Employees (or employees of the non-U.S. Companies and their Subsidiaries) prior to the Closing Date. HarnCo and Sellers shall retain all Liability for post-retirement medical benefits and other benefits payable to Former Employees as of the Closing Date. Nothing in this Agreement shall be deemed to restrict or otherwise prevent or prohibit the Companies or their Subsidiaries from terminating after the Closing Date any employee of the Companies or their Subsidiaries, to the extent permitted by applicable law and any applicable collective bargaining agreement. Investor and MHE shall indemnify HarnCo and its Affiliates against any Adverse Consequences which HarnCo or its Affiliates may incur or suffer under the Worker Adjustment and Retraining Notification Act or any similar state law arising out of, or relating to, any actions taken by Investor, the Companies or their Subsidiaries with respect to Current Employees on or after the Closing Date.

                  (ii) To the extent Current Employees or Former Employees
            participate in employee health, disability, dental or life insurance benefit plans which are sponsored by HII, HarnCo or one or more of the Sellers, then HII, HarnCo and Sellers shall retain liability for all claims filed thereunder prior to the Closing Date. The Companies and their Subsidiaries shall have liability for all claims filed under such plans by Current Employees on or after the Closing Date. HarnCo and Sellers shall retain Liability for all medical and disability benefits for all Current Employees who are on short-term or long-term disability as of the Closing Date as to such condition or disability.

                  (iii) HarnCo and Sellers shall retain and assume the Liability for all workers' compensation claims filed prior to the Closing Date and the Companies and their Subsidiaries shall have Liability for all workers' compensation claims for all Current Employees filed on or after the Closing Date.

                  (iv) HarnCo and its Affiliates shall retain responsibility for any claims by Former Employees arising out of or relating to the termination of their retiree medical benefits. The Companies and their Subsidiaries shall be responsible for any claims by Current Employees arising out of or relating to the termination of their retiree medical benefits ("Current Employee Claims"). HarnCo and its Affiliates shall control and manage the defense of any litigation brought against the Companies or their Subsidiaries in respect of Current Employee Claims and shall pay the costs and expenses of defending such litigation (but not any settlements or judgments in respect of such litigation); provided that the Companies and their Subsidiaries may retain separate co-counsel at their sole cost and expense to monitor the defense of such litigation; and provided further that the Companies and their Subsidiaries may elect to assume control of the defense (in which case (A) the Companies and their Subsidiaries shall be responsible for the payment of the costs and expenses of defending such litigation and (B) HarnCo and its

            Affiliates may retain separate co- counsel at their sole cost and expense to monitor such litigation). Neither the Companies or their Subsidiaries, on the one hand, nor HarnCo or its Affiliates, on the other hand, shall enter into any settlement of any litigation against the Companies or their Subsidiaries in respect of Current Employee Claims without the consent of the other, not to be unreasonably withheld.

                  (v) On behalf of itself, MHE and the Companies, Investor
            agrees and acknowledges that (i) HarnCo does not consider retiree medical insurance to be a vested benefit and (ii) HarnCo has retained, and communicated to Former Employees and Current Employees, its right to change, modify or alter, in whole or in part, or to eliminate retiree medical benefits. With respect to retiree medical insurance, Investor shall permit HarnCo to monitor and consult with MHE concerning its planning for and presentations in collective bargaining negotiations with Local 1114. Until such time as HarnCo and its Affiliates cease to hold any ownership interest (including any interest in preferred shares) in MHE, Investor shall not (and shall not permit MHE or the Companies to) make any statement or admission in its collective bargaining negotiations or otherwise which is inconsistent with the first sentence of this Section 6(c)(v).

                  (vi) (A) Effective as of the Closing Date, MHE shall adopt and maintain a defined contribution plan (the "MHE Defined Contribution Plan") intended to be qualified under Section 401(a) of the Code that has features concerning the timing and method of distributions such that a mandatory transfer from the Harnischfeger Industries Employees' Savings Plan (the "Harnischfeger Savings Plan") to the MHE Defined Contribution Plan of account balances attributable to the Current Employees will not cause a violation of Section 411(d)(6) of the Code, and that credits the Current Employees with all of their years of service credited under the Harnischfeger Savings Plan as of the Closing

            Date for all purposes under the MHE Defined Contribution Plan. As soon as practicable following the Closing Date, MHE shall submit the MHE Defined Contribution Plan to the IRS for a favorable determination that the MHE Defined Contribution Plan is qualified under Section 401(a) of the Code, and MHE shall take all such actions as may be necessary to obtain such favorable determination prior to the end of the remedial amendment period specified therefor in Section 401(b) of the Code.

                        (B) In accordance with the applicable provisions of
            Section 414(l) of the Code, HarnCo and Sellers shall cause the assets of the Harnischfeger Savings Plan attributable to the accounts (whether or not vested) of each Current Employee (or the beneficiaries or alternate payee(s) of each Current Employee) to be transferred by the trustee of the Harnischfeger Savings Plan to the trustee of the MHE Defined Contribution Plan. The transfer of assets from the Harnischfeger Savings Plan to the MHE Defined Contribution Plan made pursuant to the terms of this Agreement shall be in cash or in kind (including any promissory notes or other evidences of indebtedness with respect to outstanding loans made to Current Employees), as mutually agreed by HarnCo, Sellers and MHE, or in cash and such promissory notes if no such agreement is made, and shall be made as of and as soon as practicable after a valuation date under the Harnischfeger Savings Plan occurring coincident with or immediately following the Closing Date, or as of such later valuation date as may be mutually selected by Sellers, HarnCo and MHE. Such transfer shall account appropriately for earnings and losses during the period from the applicable valuation date to the actual date of transfer (the "Transfer Date").

                        (C) From the Closing Date until the Transfer Date, MHE
            shall make continuous payroll deductions each pay period from the pay of each Current Employee who has a loan(s) outstanding from the Harnischfeger Savings Plan of amounts sufficient to pay the installment payments of principal and interest on each such loan as required by the promissory note or other evidence of indebtedness relating to such loan. Such deducted amounts shall be paid by MHE to the trustee of the Harnischfeger Savings Plan who shall accept such payments for a credit against such loans.

                  (vii) HarnCo and Sellers shall retain the Harnischfeger
            Industries Salaried Employees' Retirement Plan and the Harnischfeger Industries Hourly Employees' Retirement Plan, and all Liabilities with respect to each such plan; provided, that effective as of the Closing Date, Current Employees will no longer accrue service for purposes of benefit accrual, vesting or early retirement subsidies. Neither Investor nor MHE shall assume the Harnischfeger Industries Salaried Employees' Retirement Plan or the Harnischfeger Industries Hourly Employees' Retirement Plan, or any Liabilities with respect to either such plan.

                  (viii) The provisions of Exhibit L shall govern the treatment of the Morris Pension Scheme.

                  (ix) From the Closing Date until the earlier of MHE's notice of termination to HarnCo or December 31, 1998 (such earlier date shall be the "End Date"), the Current Employees shall continue to participate in the medical, dental, life and long-term disability insurance benefit plans which are sponsored by HarnCo for the benefit of such Current Employees as of the Closing Date; provided that, except as otherwise set forth in this Section 6(c), MHE shall (and Investor and MHE shall cause the other Companies and their Subsidiaries to) pay to HarnCo and Sellers the cost of all benefits provided under such plans with respect to the Current Employees from the Closing Date until the End Date, including, but not limited to,
            (i) the amount of all claims paid thereunder on or prior to the End Date, (ii) the amount of any claims paid thereunder subsequent to the End Date, provided that any such claim was incurred on or prior to the End Date, and (iii) the cost of any administrative and support services provided with respect to the claims paid pursuant to clauses (i) and (ii). All payments of such costs shall be made not later than 30 days following the submission to the Companies of an invoice therefor by HII or HarnCo.

            (d) Tax Matters. The following provisions shall govern the allocation of responsibility as between the Parties for certain Tax matters following the Closing Date:

                  (i) Tax Periods Ending on or Before the Closing Date. Investor
            shall prepare or cause to be prepared and file or cause to be filed and pay any amounts (other than Excluded Taxes) related to all Tax Returns for each of the Companies and their Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of HarnCo or the Sellers will include the operations of any of the Companies or their Subsidiaries, the income Tax Returns of Redcrown, ULC and its subsidiaries for periods ending on or before October 31, 1997 and the income Tax Returns for periods ended on or before the Closing Date of any U.S. Entity which is a flow-through entity for U.S. Tax purposes (which returns shall be prepared or be caused to be prepared and filed or be caused to be filed by Sellers and Sellers will pay any amounts related thereto).

                  (ii) Tax Periods Beginning Before and Ending After the Closing
            Date. Investor shall prepare or cause to be prepared and file or cause to be filed and pay any amounts (other than Excluded Taxes) related to any Tax Returns of each of the Companies and their Subsidiaries which begin before and end after the Closing Date.

                  (iii) Cooperation on Tax Matters. Investor, MHE, HarnCo, the
            Sellers and the Companies and their Subsidiaries shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this
            Section 6(d), the providing of copies of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available without charge on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

                  (iv) Tax Sharing Agreements. On the Closing Date, none of the
            Companies or their Subsidiaries will be a party to, be bound by, or have any obligation under any Tax sharing agreement or similar contract or arrangement.

                  (v) Section 338(h)(10) Election.

                  (A) The Parties will join in making an election under Section
            338(h)(10) of the Code (and any corresponding election under state or local law) with respect to the purchase and sale of the stock of the U.S. Entities and Morris Mechanical Handling Inc. (a "Section 338(h)(10) Election"). HarnCo and the Sellers will include any income, gain, loss, deduction, or any other tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent permitted by applicable law. HarnCo and the Sellers shall also pay any Tax imposed on the U.S. Entities attributable to the making of the Section 338(h)(10) Election, including, but not limited to, (A) any Tax imposed under Reg. Section 1.338(h)(10)-1(e)(5), or (B) any state, local or foreign Tax imposed on the U.S. Entities gain, and HarnCo and the Sellers shall indemnify the Investors, or the U.S. Entities against any Adverse Consequences arising out of any failure to pay any such Taxes. HarnCo and the Sellers shall report, in connection with the determination of Taxes, the transactions contemplated by this Agreement in a manner consistent with the Section 338(h)(10) Election, including the reasonable determination by the fair market value of the assets of the U.S. Entities and the allocation of the deemed purchase price of the assets of the U.S. Entities within the meaning of Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder.

                  (B) The Parties jointly shall be responsible for the
            preparation and filing of all forms and documents required in connection with the Section 338(h)(10) Election. The Parties shall cooperate fully with each other and make available to each other such Tax data and other information as may be reasonably required by the Parties in order to timely file the Section 338(h)(10) Election and other required statements or schedules. HarnCo and the Sellers shall promptly execute and deliver the Investor any amendments made to Form 8023 (or successor form) (and any comparable state and local forms) subsequent to the filing of the Section 338(h)(10) Election and any attachments which are required to be filed under applicable law, including any amendments to Form 8023 (or successor form) necessitated by any indemnification payments made pursuant to this Agreement.

                  (C) To the extent permitted by state or local laws, the
            principles and procedures of this Section 6(d) shall also apply with respect to a Section 338(h)(10) election or equivalent or comparable provision under state or local, including, without limitation, an election under Section 338(g) of the Code or equivalent or comparable provision under state or local law.

                  (vi) Investor, MHE, HarnCo and Sellers shall take such action as is necessary to cause the elections under the Code (and any comparable election under state and local tax law) to be made in connection with the transactions contemplated by this Agreement. The U.S. Entities, Investor, Sellers, HarnCo and their respective affected Affiliates shall cooperate with each other in the making of such elections. The Parties shall prepare and deliver the appropriate election forms as soon as practicable after Closing. None of the Companies, their Subsidiaries or the Parties shall take a position for Tax or other purposes which is inconsistent with this Agreement.

                  (vii) Investor shall notify HarnCo upon receipt of a notice from any Taxing Authority claiming that MHE or any of its Subsidiaries has a Tax Liability referred to in paragraph (e) of Exhibit N in excess of $250,000 for any Tax Audit that relates to the operation of the MHE Business prior to Closing. HarnCo shall have the right to monitor and participate in any such Tax Audit.

                  (viii) Gann Indemnity Rights. Notwithstanding anything in this
            Agreement to the contrary, HarnCo and Sellers shall have the right to receive and retain $400,000 of the Gann Indemnity Proceeds (as defined below) in order to pay Excluded Taxes associated with MPH Crane, Inc. and HarnCo's collection costs; provided that any portion of such $400,000 of the Gann Indemnity Proceeds in excess of such Excluded Taxes and collection costs shall be available to the Companies and their Subsidiaries as a source of payment for indemnity claims under (and subject to the terms of) that certain Share and Asset Purchase Agreement dated February 14, 1997. As used in this Agreement, "Gann Indemnity Proceeds" means the cash proceeds from the sale by MPH of that certain real estate on West 3rd Street in Dayton, Ohio. Notwithstanding any provision of Section 5 of this Agreement to the contrary, HarnCo shall be entitled to cause the sale of such real estate to be completed after the date of this Agreement and to cause the Companies and their Subsidiaries to distribute or pay to HarnCo $400,000 of the Gann Indemnity Proceeds. In the event such sale is completed after the Closing, MHE shall cause $400,000 of the Gann Indemnity Proceeds to be paid to HarnCo for application in accordance with this Section.

                  (ix) Effective as of the Closing Date, the procedures in this
            Section 6(d) shall supersede the procedures contained in Section 14 of the Separation Agreement.

            (e) Transition. None of the Sellers, HarnCo nor any of their Affiliates will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of any of the MHE Business from maintaining the same business relationships with the MHE Business after the Closing as it maintained with the MHE Business prior to the Closing. Each of HarnCo, the Sellers and their Affiliates will refer all customer inquiries relating to the MHE Businesses to MHE from and after the Closing.

            (f) Concerning the Separation Agreement. Notwithstanding any provision of the Separation Agreement to the contrary, the Parties agree that
(i) the Closing Date shall be deemed to be the "Termination Date" for purposes of the Separation Agreement and (ii) Material Handling LLC may assign its rights and obligations under the Separation Agreement to a third party as part of a sale of all or substantially all of the MHE Business (whether by stock sale, asset sale, merger or otherwise) so long as the successor to the MHE Business executes an assumption agreement for the benefit of HarnCo and its Affiliates pursuant to which such successor becomes fully and unconditionally bound by the Separation Agreement.

            (g) Insurance Arrangements. HarnCo shall use commercially reasonable efforts to make available to the Companies and their Subsidiaries coverage under any existing insurance policies (other than self insurance) which may be in effect with respect to occurrences prior to the Closing. HarnCo shall permit the Companies and their Subsidiaries to pursue access to such insurance through declaratory judgment and other legal proceedings against HarnCo's insurance carriers in the name of HarnCo and/or its Affiliates (or, to the extent practicable, any of their predecessors which are named insureds on such policies).

            (h) Concerning the Trademark Agreement. HarnCo agrees, on behalf of itself and its Affiliates, to comply and to cause HTI to comply with the Trademark Agreement.

            (i) Certain Purchasing Arrangements. Following the Closing (and for a period of up to two years thereafter), HarnCo and the Sellers shall use commercially reasonable efforts to make available to the Companies those purchasing arrangements referenced in item 2 of Schedule 4(m)(vii) of the Disclosure Schedule which are in effect on the Closing.

            Section 7. Conditions to Obligation to Close.

            (a) Conditions to Obligation of Investor. The obligation of Investor to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section
            3(a) and Section 4 shall be true and correct in all material respects as of the date of this Agreement, taking into account the Disclosure Schedule;

                  (ii) the representations set forth in Section 3(a) and Section
            4 shall be true and correct in all material respects as of the Closing Date, taking into account the Disclosure Schedule (as supplemented in accordance with Sections 5(g) and 5(q) hereof);

                  (iii) from the date of this Agreement through the Closing
            Date, no Material Adverse Effect shall have occurred;

                  (iv) HarnCo and Sellers shall have performed and complied with all
            of their covenants hereunder in all material respects through the Closing;

                  (v) there shall not be any action, suit or proceeding pending or threatened before any Governmental Agency or before any arbitrator in connection with the consummation of the transactions contemplated by this Agreement wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or result in material damages to Investor, the MHE Business or the Companies, (C) affect adversely the right of the Investor to own the shares of MHE and to control the Companies and their Subsidiaries , or (D) have a material adverse effect on the right of the Companies and their Subsidiaries to own their assets or to operate their business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (vi) all applicable waiting periods (and any extensions
            thereof) under the HSR Act and any applicable European or national merger regulations shall have expired or otherwise been terminated;

                  (vii) HTI shall have executed the Trademark Agreement;

                  (viii) HII shall have executed the Non-Competition Agreement;

                  (ix) HarnCo shall have executed the Stockholders Agreement, the Supply Agreement, the Transition Services Agreement, the Assumption Agreement and the Credit Indemnity Agreement;

                  (x) HarnCo and the Sellers shall have delivered to the
            Investor a certificate to the effect that each of the conditions specified above in Section

            7(a)(i) - (iv) is satisfied in all respects;

                  (xi) Investor shall have received the opinions in form and substance as set forth in Exhibit H attached hereto, addressed to the Investor, and dated as of the Closing Date;

                  (xii) Investor shall have obtained financing for the
            transactions contemplated by this Agreement on terms reasonably consistent with the Commitment Letters and Term Sheets, respectively;

                  (xiii) The business relationships identified on Schedule
            4(m)(vii) (other than those identified in items 4 through 12 and items 17 and 19 thereof) shall have either been (A) terminated or
            (B) superseded or otherwise modified pursuant to the express terms of the Transaction Agreements (as applicable);

                  (xiv) The Employment Agreements shall be in full force and effect; and

                  (xv) MHE shall own, directly or indirectly, all of the
            outstanding equity securities of the other Companies and their Subsidiaries free and clear of all Encumbrances (other than (A) the 15% interest in Blooma held by third parties and (B) the Hercules Shares).

Investor may waive any condition specified in this Section 7(a) prior to the Closing (without prejudice to any of Investor's rights under Section 8 hereof).

            (b) Conditions to Obligation of HarnCo and Sellers. The obligation of HarnCo and Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section
            3(b) above shall be true and correct in all material respects at and as of the date of this Agreement and the Closing Date;

                  (ii) Investor shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                  (iii) there shall not be any action, suit, or proceeding
            pending or threatened before any Governmental Agency or before any arbitrator in connection with the consummation of the transactions contemplated by this Agreement wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) all applicable waiting periods (and any extensions
            thereof) under the HSR Act and any applicable European or national merger regulations shall have expired or otherwise been terminated;

                  (v) MHE shall have executed the Trademark Agreement;

                  (vi) MHE shall have executed the Non-Competition Agreement;

                  (vii) MHE shall have executed the Supply Agreement and the
            Transition Services Agreement;

                  (viii) MHE, Investor and the other parties shall have executed
            and
            delivered the Stockholders Agreement;

                  (ix) MHE and Investor shall have executed and delivered the HK
            Agreement;

                  (x) MHE shall have executed and delivered the Credit
            Indemnification Agreement; and

                  (xi) HarnCo and Sellers shall have received from Akin, Gump,
            Strauss, Hauer & Feld, L.L.P., counsel to the Investor, an opinion in form and substance as set forth in Exhibit I attached hereto, addressed to HarnCo and Sellers, and dated as of the Closing Date.

HarnCo and Sellers may waive any condition specified in this Section 7(b) prior to the Closing (without prejudice to any of HarnCo and Sellers' rights under Section 8 of this Agreement).

            Section 8. Remedies for Breaches of this Agreement.

            (a) Survival of Representations and Warranties.

                  (i) All of the representations and warranties of HarnCo and
            Sellers contained in Section 3(a)(iii)(B) and 4 above (taking into account the Disclosure Schedule as supplemented pursuant to Sections 5(g) and 5(q)) shall survive the Closing hereunder and shall continue in full force and effect for a period of eighteen (18) months after the Closing; with the exception of (A) those representations and warranties contained in Sections 4(a) (Organization, Qualification and Corporate Power), 4(b) (Capitalization) and 4(f) (Subsidiaries) which shall survive indefinitely; (B) those representations and warranties contained in Sections 4(e) (Title to Assets) and 4(q) (Environmental Matters) which shall survive for two (2) years after the Closing; (C) those representations and warranties contained in Sections 4(l) (Intellectual Property) and 4(o) (Employee Benefits) which shall survive for three (3) years after the Closing; and (D) those representations and warranties contained in Section 4(j) (Tax Matters) which shall survive until expiration of applicable statutes of limitation or, if later, the date on which the relevant Governmental Agency is no longer entitled to raise an assessment in respect of the relevant matters.

                  (ii) All of the representations and warranties of HarnCo and
            Sellers contained in Section 3(a) (i), (ii), (iii)(A), (iv) and (v) above (taking into account the Disclosure Schedule as supplemented pursuant to Sections 5(g) and 5(q)) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations). All of the representations and warranties of Investor contained in Section 3(b) above shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

            (b) Indemnification Provisions for Benefit of Investor.

                  (i) In the event that (A) HarnCo and Sellers breach any of their representations or warranties contained herein (other than the representations and warranties in Section 3(a) (i), (ii), (iii)(A),
            (iv) and (v) and Sections 4(b) and 4(f) above) and (B) Investor makes a written claim for indemnification against HarnCo and Sellers with respect thereto within the time periods, if any, specified in
            Section 8(a)(i) above (which written claim shall specify in reasonable particulars the basis of the breach being asserted and, to the extent then determinable, an estimate of any Adverse Consequences which Investor, the Companies and their Subsidiaries and their respective Affiliates (the "Investor Indemnitees") claim to suffer as a result thereof), then HarnCo and Sellers jointly and severally agree to indemnify the Investor Indemnitees from and against any Adverse Consequences the Investor Indemnitees suffer (including any Adverse Consequences the Investor Indemnitees may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by such breach; provided, however, that HarnCo and Sellers shall not have any obligation to indemnify the Investor Indemnitees from and against any Adverse Consequences caused by the breach of any representation or warranty of HarnCo and Sellers contained herein (other than those representations and warranties in Section 3(a)(i), (ii), (iii)(A), (iv) and (v) and in Sections 4(b) and 4(f)): (X) unless and until the Investor Indemnitees have suffered Adverse Consequences by reason of all such breaches in excess of a $7.5 million aggregate deductible (after which point HarnCo and Sellers will be obligated only to indemnify the Investor Indemnitees from and against further such Adverse Consequences), and (Y) to the extent the Adverse Consequences the Investor Indemnitees have suffered by reason of all such breaches exceeds a $32.5 million aggregate ceiling (after which point HarnCo and Sellers will have no obligation to the indemnify the Investor Indemnitees from and against further such Adverse Consequences). For purposes of clarity, the purpose of the proviso in the preceding sentence is to limit the total indemnification obligations of HarnCo and Sellers to a maximum of $25 million in respect of all breaches of the representations and warranties contained herein (other than those representations and warranties in Section 3(a)(i), (ii), (iii)(A), (iv) and (v) and in Sections 4(b) and 4(f)).

                  (ii) In the event that (A) HarnCo and Sellers breach any of their representations and warranties in Section 3(a) (i), (ii),
            (iii)(A), (iv) or (v) or Sections 4(b) or 4(f) or (B) HarnCo or Sellers breach any of their covenants contained herein, then HarnCo and Sellers jointly and severally agree to indemnify the Investor Indemnitees from and against any Adverse Consequences the Investor Indemnitees suffer through and after the date of the claim for indemnification resulting from, arising out of, or caused by the breach.

                  (iii) HarnCo and the Sellers jointly and severally agree to indemnify the Investor Indemnitees from and against the entirety of any Adverse Consequences the Investor Indemnitees may suffer resulting from, arising out of, or caused by any Excluded Liability (other than Asbestos Liabilities).

                  (iv) HarnCo and Sellers jointly and severally agree to
            indemnify Investor for any Adverse Consequences Investor suffers as the result of any employee pension benefit plan maintained or contributed to by HarnCo and Sellers and which is subject to Title IV of ERISA.

            (c) Indemnification Provisions for Benefit of HarnCo and Sellers.

                  (i) In the event Investor breaches any of its representations, warranties, or covenants contained herein, then Investor shall indemnify (and, from and after the Closing, MHE, the other Companies and their Subsidiaries shall jointly and severally indemnify) HarnCo, Sellers and their Affiliates (the "HarnCo Indemnitees") from and against any Adverse Consequences the HarnCo Indemnitees suffer resulting from, arising out of, or caused by the breach.

                  (ii) MHE shall (and MHE shall cause the other Companies and their Subsidiaries to) jointly and severally indemnify the HarnCo Indemnitees from and against any and all Adverse Consequences the HarnCo Indemnitees suffer resulting from, arising out of or caused by the Asbestos Liabilities; provided that (x) Adverse Consequences shall be net of any insurance proceeds received by the HarnCo Indemnitees, excluding self-insurance and giving effect to all deductibles, ceilings, uninsured layers, exclusions, payments in respect of retro-rated coverage and similar items, and (y) MHE shall control the defense of the litigation relating to the Asbestos Liabilities as an Indemnifying Party under Section 8(e) below. MHE shall be responsible for the cost of defending the litigation relating to the Asbestos Liabilities to the extent not paid by HarnCo's insurance carriers.

                  (iii) From and after the Closing, MHE, the other Companies and their Subsidiaries shall jointly and severally indemnify the HarnCo Indemnitees from and against all Adverse Consequences the HarnCo Indemnitees suffer resulting from, arising out of, or caused by the breach by any of MHE, the other Companies or their Subsidiaries of any provision of this Agreement or any other Transaction Agreement which is applicable to them.

                  (iv) The Parties agree and acknowledge that Investor has not agreed to assume or pay any of the Liabilities of the Companies or their Subsidiaries or the MHE Business.

                  (v) The foregoing notwithstanding, (A) the indemnification provisions in clauses (i) and (ii) above shall not apply to those of the Companies and their Subsidiaries incorporated under U.K. company law (the "U.K. Companies") and (B) the indemnification provisions of clause (iii) above shall only apply to the U.K. Companies on a several basis with respect to those provisions of this Agreement and the other Transaction Agreements expressly applicable to them as to which such U.K. Company committed a breach; provided that the U.K. Companies agree that they will make such dividends or distributions as are lawful in order to provide funds to the other Companies (or their Subsidiaries) to make any indemnification payments which such other Companies (or their Subsidiaries) are required to make hereunder.

            (d) Tax Indemnification Provisions. Notwithstanding any other provisions of this Agreement:

                  (i) HarnCo and the Sellers shall be liable for the payment or satisfaction of and hereby indemnify and hold harmless Investor and its Affiliates against any and all (A) Excluded Taxes and (B) any and all Taxes for which the Companies and their Subsidiaries are liable arising from or by reason of Treas. Reg. ss.1.1502-6 or any similar provision of state, local or foreign law for any taxable period ending on or prior to the Closing Date.

                  (ii) All payments made by HarnCo or the Sellers pursuant to
            Section 8 of this Agreement shall be made free and clear of, and without reduction or withholding of, any Taxes. If any withholding Taxes are payable in respect of any such payment, the amount of such payment shall be increased to the extent necessary to yield (after payment of all withholding Taxes) the same amount that would have been received if no withholding Taxes were payable in respect of the payment giving effect to any offsets or credits for such withholding Taxes received by the indemnified party.

            (e) Indemnification Procedure.

                  (i) If any third party shall notify any Party (the
            "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly (and in any event within 20 business days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing; provided, however, that failure to provide such notice on a timely basis shall not release the Indemnifying Party from any of its obligations under this Section 8 except to the extent the Indemnifying Party is prejudiced by such failure.

                  (ii) The Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                  (iii) If the Indemnifying Party assumes the defense of the
            Third Party Claim, the Indemnified Party may retain separate co-counsel at its sole cost and expense to monitor the defense of the Third Party Claim.

                  (iv) Unless and until the Indemnifying Party assumes the
            defense of the Third Party Claim as provided in Section 8(e)(ii) above, or if the Indemnifying Party assumes the defense and thereafter fails to conduct the defense in good faith, (A) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate, and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, or caused by the Third Party Claim to the extent provided in this
            Section 8.

                  (v) In no event will the Indemnified Party consent to the
            entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be unreasonably withheld or delayed).

                  (vi) In the event that any Party suffers damage or loss in respect of which it makes a valid claim against another Party for indemnification, it must take reasonable steps to mitigate its loss or damage.

                  (vii) With respect to any investigatory, remedial, or
            corrective action undertaken with respect to any claim under this
            Section 8 made by Investor Indemnitees arising from a breach of the representation set forth in Section 4(q) hereof (in addition to the procedures set forth above and whether or not arising from a Third Party Claim), HarnCo and Sellers shall have the right, but not the obligation, to conduct and principally manage all such action (including any related governmental negotiations), subject to the obligation to consult reasonably with Investor Indemnitees with respect to such action and to complete such action with reasonable promptness and diligence and in compliance with all Environmental, Health and Safety Requirements; provided that HarnCo and Sellers shall not have the right to enter into any agreements, consents or settlements which would require any payment by or materially adversely affect the Companies, their Subsidiaries or the MHE Business without the prior written consent of MHE (not to be unreasonably withheld).

                  (viii) Subject to the provisions of Sections 3(b)(vii), 5(g)
            and 5(q), each Party to this Agreement shall be entitled to indemnification for any breach of representation or warranty notwithstanding that such Party had Knowledge at or prior to the Closing of the facts or circumstances giving rise to such breach.

            (f) Remedy. Except as set forth in Section 10(q), each of the Parties hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (including without limitation any matters arising under CERCLA or any other Environmental, Health and Safety Requirements) against any other Party after the Closing relating to the acquisition of the MHE Business or any other issue relating to the subject matter of this Agreement or the transactions contemplated hereby shall be pursuant to the indemnification provisions contained in this Section 8. Notwithstanding the foregoing, the Parties shall have the right to pursue remedies against other Parties outside of this Section 8 to enforce covenants contained in the other Transaction Agreements; provided that HarnCo shall not have the right to seek indemnification from the Companies or their Subsidiaries under the Separation Agreement for Excluded Liabilities.

            (g) No Contribution From Company. The obligations of the Sellers and HarnCo to indemnify pursuant to this Agreement are primary obligations of the Sellers and HarnCo, subject to the limitations set forth herein. Each Seller and HarnCo hereby waives any rights to seek or obtain indemnification or contribution from the Companies or their Subsidiaries in respect of any Liability or obligation of HarnCo or Sellers pursuant to Section 8. The foregoing notwithstanding, this Section shall not limit the right of HarnCo and Sellers to obtain indemnification under Section 8 of this Agreement or under the other Transaction Agreements; provided that HarnCo shall not have the right to seek indemnification from the Companies or their Subsidiaries under the Separation Agreement for Excluded Liabilities.

            (h) Calculation Methodology. The Parties recognize that in order to structure this transaction as a recapitalization, the Investor is acquiring less than all of the stock of MHE. The parties also recognize that in certain events a representation, warranty or covenant of HarnCo or the Sellers may be breached that may not entail an actual "loss" suffered by the Investor but would result in an actual loss by a purchaser of 100% of the stock of MHE. However, for purposes of the indemnification obligations under Section 8, Adverse Consequences suffered, sustained or incurred by the Investor shall be deemed to be those that would have been sustained by a purchaser of 100% of the stock of MHE in reliance on such representations, warranties and covenants (it being understood, however, that indemnification in respect of such Adverse Consequences shall be payable to the Companies and their Subsidiaries as opposed to Investor (except to the extent Investor has suffered such Adverse Consequences directly)).

            Section 9. Termination.

            (a) Termination of Agreement. This Agreement may be terminated as provided below:

                  (i) Investor and HarnCo may terminate this Agreement by mutual written consent at any time prior to the Closing;

                  (ii) Investor may terminate this Agreement by giving written notice to HarnCo at any time prior to the Closing in the event that
            (A) HarnCo and Sellers have given Investor any notice pursuant to
            Section 5(g) above and (B) the matter that is the subject of the notice (taken together with the matters which have been the subject of previous notices under Sections 5(g) or 5(q)) has had or could reasonably be expected to have a Material Adverse Effect;

                  (iii) Investor may terminate this Agreement by giving written notice to HarnCo (A) at any time prior to the Closing in the event that (1) HarnCo and Sellers have breached any covenant contained in this Agreement in any material respect, (2) Investor has notified HarnCo of such breach and (3) such breach has not been cured within 30 days after the notice of breach or cannot be cured; (B) at any time prior to the Closing in the event that (1) HarnCo and Sellers have breached any representation or warranty contained in this Agreement, (2) such breach would have or could reasonably be expected to have a Material Adverse Effect, (3) Investor has notified HarnCo of such breach and (4) such breach has not been cured (by means of a supplement to the Disclosure Schedule under Sections 5(g) or 5(q) or otherwise) within 30 days after the notice of breach or cannot be cured; or (C) if the Closing shall not have occurred on or before March 31, 1998 by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Investor breaching any representation, warranty or covenant contained in this Agreement); and

                  (iv) HarnCo may terminate this Agreement by giving written notice to Investor (A) at any time prior to the Closing if Investor has breached any material representation, warranty or covenant contained in this Agreement in any material respect, HarnCo has notified Investor of the breach, and the breach has not been cured within 30 days after the notice of breach, (B) at any time after March 15, 1998; provided that, such termination right shall not be available to HarnCo in the event there is a reasonable expectation that the Closing will occur by March 31, 1998 or (C) if the Closing shall not have occurred on or before March 31, 1998 by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from HarnCo or any Seller breaching any representation, warranty or covenant contained in this Agreement) or by reason of Investor's not having procured financing for the transactions contemplated by this Agreement by such date.

            (b) Effect of Termination. If any Party terminates this Agreement pursuant to Section 9(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, that the Confidentiality Agreement shall survive termination; and provided further that, if this Agreement is terminated by Investor by reason of the breach hereof by HarnCo or Sellers (other than a Knowing Breach), Investor's remedy shall be limited to the recovery of its out-of-pocket costs and expenses in connection the transactions contemplated hereby.

            Section 10. Miscellaneous.

            (a) Certain Understandings of Investor. Investor acknowledges that it has had sufficient opportunity to make whatever investigation it has deemed necessary and advisable for purposes of determining whether or not to enter into this Agreement and acknowledges and agrees that, EXCEPT TO THE EXTENT OF THE EXPRESS REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS CONTAINED IN THIS

AGREEMENT, AND SUBJECT TO THE DISCLOSURE SCHEDULE, INVESTOR IS ACQUIRING THE COMPANIES, THEIR SUBSIDIARIES AND THE MHE BUSINESS IN RELIANCE UPON ITS OWN INVESTIGATION AND WITHOUT ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR ANY OTHER IMPLIED WARRANTIES WHATSOEVER. Investor acknowledges (i) that in the course of its independent investigation of the MHE Business, it examined the information contained in the draft Confidential Offering Memorandum (the "Offering Memorandum"), attended presentations conducted by management of the MHE Business (the "Presentations"), and has made its own evaluation of the Companies, their Subsidiaries and the MHE Business, and their respective present and expected future values, (ii) that because of its investigation, Investor is not relying on the information contained in the Offering Memorandum or the statements made and information furnished in connection with the Presentations in its decision to enter into this Agreement, including any projections, estimates or budgets contained in the Offering Memorandum or provided to Investor, and (iii) that neither HarnCo nor Sellers make any representation or warranty concerning the information contained in the Offering Memorandum or the statements made and information furnished in connection with the Presentations.

            (b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of HarnCo and Investor; provided, however, that any Party may make any public disclosure it believes in good faith, upon the advice of counsel, is required by applicable law, the regulations of the New York Stock Exchange, Inc. or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use commercially reasonable efforts to consult the other Parties prior to making the disclosure).

            (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

            (d) Entire Agreement. The Transaction Agreements (including the schedules and exhibits thereto) constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof; provided, however, that the letter agreement between Chartwell Investments Inc. and HII concerning confidentiality (the "Confidentiality Agreement") shall continue in effect between the date of this Agreement and the Closing.

            (e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of HarnCo and Investor; provided, however, that any Party may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates or financing sources and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the assigning Party nonetheless shall remain responsible for the performance of all of its obligations hereunder). Any attempted assignment made in violation of this Agreement shall be null and void.

            (f) Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement or the other Transaction Agreements are not consummated, Investor shall promptly return to HarnCo and Sellers all books and records furnished by HarnCo and Sellers, the Companies or any of their respective agents, employees or representatives (including all copies, if any, thereof), and shall not use or disclose the information contained in such books and records for any purpose or make such information available to any other entity or Person.

            (g) No Personal Liability. No director, officer, member, employee or agent of

HII, Investor or their Affiliates (including, without limitation, HarnCo, Chartwell Investments Inc. and Sellers) shall have any personal liability to any other party for any breach of any representation, warranty or obligation contained in this Agreement or the other Transaction Agreements.

            (h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (i) Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (j) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then five business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

      If to HarnCo or Sellers:                Copy to:

      Harnischfeger Industries, Inc.          Kirkland & Ellis
      3600 South Lake Drive                   200 East Randolph Drive
      St. Francis, WI 53235-3716              Chicago, IL  60601
      Attn: James A. Chokey                   Attn: Keith S. Crow

      If to Investor:                         Copy to:

      Chartwell Investments Inc.              Akin, Gump, Strauss, Hauer
      717 Fifth Avenue                          & Feld, L.L.P.
      23rd Floor                              1333 New Hampshire Avenue, NW
      New York, NY 10022                      Suite 400
      Attn: Todd R. Berman                    Washington, D.C. 20036

                                              Attn: Russell W. Parks, Jr.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

            (k) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

            (l) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by duly authorized representatives of Investor and HarnCo. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (m) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            (n) Expenses. Each of Investor and HarnCo will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby. Investor shall be responsible for the payment upon termination of this Agreement (other than due to a breach by HarnCo or Sellers) of the first $100,000 of the fees and expenses of Price Waterhouse LLP in connection with the audit performed on the Companies and their Subsidiaries prior to the Closing (the "Audit Fees") and HarnCo shall be responsible for the payment of the balance of the Audit Fees; provided that, in the event the Closing occurs, MHE shall pay 100% of the Audit Fees. The Sellers and HarnCo agree that, except as provided below, neither the Companies nor any of their Subsidiaries will bear on or after the Closing any of the Sellers' or HarnCo's costs and expenses (including any of their legal fees and expenses) in connection with the Transaction Agreements or any of the transactions contemplated thereby and that on the Closing MHE will (i) pay to Investor and its Affiliates their costs and fees associated with the transactions contemplated by this Agreement, (ii) pay to the entities financing the transactions contemplated by this Agreement their fees and charges and (iii) pay to Kirkland & Ellis the fees and expenses of Kirkland & Ellis in connection with the opinion referred to in Section 7(a)(xi) above. Notwithstanding the foregoing, none of the fees and expenses payable by MHE hereunder shall offset or reduce the consideration payable to HarnCo and Sellers under this Agreement.

            (o) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

            (p) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof, and Section 1 applies to each of them accordingly.

            (q) Specific Performance. Each of the Parties recognizes and affirms that in the event of breach by any of them of any of the provisions of this Agreement, money damages would be inadequate and no adequate remedy at law would exist. Accordingly, each of the Parties agrees that any Party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of any other Party under this Agreement not only by an action or actions for damages, but also by an action or action for specific performance, injunction and/or other equitable relief in order to enforce or prevent any violations of the provision of this Agreement.

            (r) Submission to Jurisdiction. Each of the Parties consents to the exclusive jurisdiction of the federal courts of the Eastern District of Wisconsin for any legal action, suit, or proceeding arising out of or in connection with this Agreement, and agrees that any such action, suit, or proceeding may be brought only in such courts. If such forum is not available, each of the Parties consents to the exclusive jurisdiction of the Milwaukee County Circuit Court for any such action, suit or proceeding. Each of the Parties further waives any objection to the laying of venue for any such suit, action, or proceeding in such courts. Each Party agrees to accept and acknowledge service of any and all process that may be served in any suit, action, or proceeding. Each Party agrees that any service of process upon it mailed by registered or certified mail, return receipt requested to such Party at the address provided in Section 10(j) above shall be deemed in every respect effective service of process upon such Party in any such suit, action, or proceeding. Each Party agrees to waive any right it might have to a trial by jury in any such suit, action or proceeding.

                                   * * * * * *

            IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

MHE INVESTMENTS, INC.                  HARNISCHFEGER CORPORATION

By: /s/ Michael S. Shein               By: /s/ Eric B. Fonstad
    -----------------------------          -------------------------------------
Name:  Michael S. Shein                Name:  Eric B. Fonstad
Title: Vice President                  Title: Assistant Secretary

                                       HCHC, INC.

                                       By: /s/ John P. Garniewski, Jr.
                                           -----------------------------
                                       Name:  John P. Garniewski, Jr.
                                       Title: President

                                       RCHH, INC.

                                       By: /s/ Eric B. Fonstad
                                           -----------------------------
                                       Name:  Eric B. Fonstad
                                       Title: President

                                       RYL, LLC

                                       By: /s/ Eric B. Fonstad
                                           -----------------------------
                                       Name:  Eric B. Fonstad
                                       Title: Authorized Signatory

                                       HARNISCHFEGER MEXICO
                                       HOLDINGS S.A. de C.V.

                                       By: /s/ Michael W. Salsieder
                                           -----------------------------
                                       Name:  Michael W. Salsieder
                                       Title: Secretary

                                       BELOIT CANADA LTD.

                                       By: /s/ Francis M. Corby, Jr.
                                           -----------------------------

                                       Name:  Francis M. Corby, Jr.
                                       Title: Treasurer

                               FIRST AMENDMENT TO
                         THE RECAPITALIZATION AGREEMENT

      This FIRST AMENDMENT, dated as of March 4, 1998, by and among (a) MHE Investments, Inc., a Delaware corporation ("Investor"), (b) Harnischfeger Corporation, a Delaware corporation ("HarnCo"), and (c) RCHH, Inc., a Delaware corporation, RYL, LLC, a Delaware limited liability company, HCHC, Inc., a Delaware corporation, Harnischfeger Mexico Holdings S.A. de C.V., a corporation organized under the laws of Mexico, and Beloit Canada Ltd., a corporation organized under the laws of Canada (collectively, "Sellers"). Investor, HarnCo and Sellers are collectively referred to herein as the "Parties."

      WHEREAS, Investor, HarnCo and Sellers are parties to that certain Recapitalization Agreement dated as of January 28, 1998 (the "Recapitalization Agreement"); and

      WHEREAS, the Parties desire to modify certain provisions of the Recapitalization Agreement.

      NOW, THEREFORE, the Parties hereby covenant and agree as follows:

      Section 1. Definitions; Amendments. Capitalized terms which are used herein without definition and which are defined in the Recapitalization Agreement shall have the same meanings herein as in the Recapitalization Agreement. The following definitions are hereby amended and restated in their entirety to read:

                  "Commitment Letters" means the letters dated March 4, 1998 from Canadian Imperial Bank of Commerce and Credit Agricole Indosuez pursuant to which a syndicate of lenders is to provide $155 million of bank financing subject to, and in accordance with, the terms and conditions thereof.

                  "Financing Shares Ratio" means a fraction (currently estimated to be 0.038), the numerator of which is the value of the Financing Shares (currently estimated to be $2.1 million) and the denominator of which is $55 million.

                  "Term Sheets" means the Term Sheets dated March 4, 1998 from CIBC Oppenheimer Corp., outlining the terms and conditions of an offering of $190 million of senior debt and $55 million of MHE Class A Preferred Shares.

      Section 2. Amendment to Section 2. Sections 2(a)(ii), (iv) and (v) of the Recapitalization Agreement are hereby amended and restated in their entirety to read as follows:

            "(ii) MHE shall redeem from HarnCo for a price of $282 million:

                        (A) that number of MHE Class C Preferred Shares (currently estimated to be 1,145 MHE Class C Preferred Shares) equal to the product of (x) 30,000 and (y) the Financing Shares Ratio; and

                        (B) that number of MHE Common Shares (currently estimated to be 88,319 MHE Common Shares) equal to 88,679.245 less (x) the number of MHE Class C Preferred Shares redeemed pursuant to Section 2(a)(ii)(A) above (currently estimated to be 1,145 MHE Class C Preferred Shares) multiplied by (y) $1,000 divided by (z) $3,180.

      The price paid pursuant to this Section 2(a)(ii) (the "Redemption Price") shall be payable by wire transfer of immediately available funds.

                  (iv) MHE shall redeem from HarnCo that number of MHE Common
            Shares (currently estimated to be 1,512 MHE Common Shares) equal to 1,572.327 multiplied by the difference of (a) 1 (one) less (b) the Financing Shares Ratio, in exchange for MHE Class B Preferred Shares having a face value (currently estimated to be $4,809,000) of $5.0 million multiplied by the difference of (a) 1 (one) less (b) the Financing Shares Ratio.

                  (v) Investor shall purchase from HarnCo:

                        (A)   7,547.170 MHE Common Shares for $24 million;

                        (B) that number of MHE Common Shares (currently estimated to be 360 MHE Common Shares) equal to
                              (x) 9,433.962 multiplied by (y) the Financing Shares Ratio, in exchange for that amount (currently estimated to be $1.1 million) equal to the product of (a) $30 million and (b) the Financing Shares Ratio; and

                        (C) that number of MHE Class C Preferred Shares (currently estimated to be 28,855) equal to 30,000 MHE Class C Preferred Shares times the difference of (x) 1 (one) less (y) the Financing Shares Ratio, in exchange for that amount equal to the product of (a) $1,000 and (b) the number of MHE Class C Preferred Shares purchased by Investor pursuant to this Section 2(a)(v)(C).

      The cash price paid pursuant to this Section 2(a)(v) shall be payable by wire transfer of immediately available funds."

      Section 3. No Other Changes. Except as specifically amended by this First Amendment, the Recapitalization Agreement shall remain in full force and effect. Without limiting the foregoing, Sections 2(a)(i) and (iii) of the Recapitalization Agreement shall remain in full force and effect.

      Section 4. No Waiver. The execution and delivery of this First Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any party under, the Recapitalization Agreement.

      Section 5. Miscellaneous.

                  (a) Headings. The Section headings contained in this First Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this First Amendment.

                  (b) Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment to the Recapitalization Agreement as of the date first above written.

MHE INVESTMENTS, INC.                  HARNISCHFEGER CORPORATION

By:/s/ Michael S. Shein                By: /s/ Eric B. Fonstad
   ------------------------------         --------------------------------------
Name: Michael S. Shein                 Name:  Eric B. Fonstad
Title: Vice President                  Title: Assistant Secretary

                                       HCHC, INC.

                                       By: /s/ John P. Garniewski, Jr.
                                          --------------------------------------
                                       Name:  John P. Garniewski, Jr.
                                       Title: President

                                       RCHH, INC.

                                       By: /s/ Eric B. Fonstad
                                          --------------------------------------
                                       Name:  Eric B. Fonstad
                                       Title: President

                                       RYL, LLC

                                       By: /s/ Eric B. Fonstad
                                          --------------------------------------
                                       Name:  Eric B. Fonstad
                                       Title: Authorized Signatory

                                       HARNISCHFEGER MEXICO
                                       HOLDINGS S.A. de C.V.

                                       By: /s/ Michael W. Salsieder
                                          --------------------------------------
                                       Name:  Michael W. Salsieder
                                       Title: Secretary

                                       BELOIT CANADA LTD.

                                       By: /s/ Francis M. Corby, Jr.
                                          --------------------------------------
                                       Name:  Francis M. Corby, Jr.
                                       Title: Treasurer

                               SECOND AMENDMENT TO
                         THE RECAPITALIZATION AGREEMENT

      This SECOND AMENDMENT, dated as of March 23, 1998, by and among (a) MHE Investments, Inc., a Delaware corporation ("Investor"), (b) Harnischfeger Corporation, a Delaware corporation ("HarnCo"), and (c) RCHH, Inc., a Delaware corporation, RYL, LLC, a Delaware limited liability company, HCHC, Inc., a Delaware corporation, Harnischfeger Mexico Holdings S.A. de C.V., a corporation organized under the laws of Mexico, and Beloit Canada Ltd., a corporation organized under the laws of Canada (collectively, "Sellers"). Investor, HarnCo and Sellers are collectively referred to herein as the "Parties."

      WHEREAS, Investor, HarnCo and Sellers are parties to that certain Recapitalization Agreement dated as of January 28, 1998, as amended as of March 4, 1998 (the "Recapitalization Agreement"); and

      WHEREAS, the Parties desire to modify certain provisions of the Recapitalization Agreement.

      NOW, THEREFORE, the Parties hereby covenant and agree as follows:

      Section 1. Definitions; Amendments. Capitalized terms which are used herein without definition and which are defined in the Recapitalization Agreement shall have the same meanings herein as in the Recapitalization Agreement. The following definition is hereby amended and restated in its entirety to read:

                  "Financing Shares Ratio" means a fraction (currently estimated to be 0.038), the numerator of which is the value of the Financing Shares (currently estimated to be $2.29 million) and the denominator of which is $60 million.

      Section 2. Retirement Plan. Notwithstanding the provisions of Section 6(c)(vii) of the Recapitalization Agreement, the Harnischfeger Industries Hourly Employees' Retirement Plan (the "HIHERP") shall be amended in connection with the Closing in accordance with Exhibit I attached hereto. Section 6(c)(vii) of the Recapitalization Agreement is hereby amended to the extent it is inconsistent with the transactions contemplated by Exhibit I. In consideration of such amendment to the HIHERP, MMH Holdings, Inc. Shall pay HarnCo $115,000 on the Closing Date. The price paid pursuant to this Section 2 of this Second Amendment to the Recapitalization Agreement shall be payable by wire transfer of immediately available funds.

      Section 3. Hercules Capitalization. Section 4(b)(iii) of the Recapitalization Agreement is hereby amended and restated in its entirety to read:

            "(iii) The entire authorized capital stock of Hercules consists of an unlimited number of shares of variable capital stock, of which 20,891,605 shares of variable capital stock are issued and outstanding. All of the issued and outstanding Hercules Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by HCHC and HMH."

      Section 4. No Other Changes. Except as specifically amended by this Second Amendment, the Recapitalization Agreement shall remain in full force and effect.

      Section 5. No Waiver. The execution and delivery of this Second Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any party under, the Recapitalization Agreement.

      Section 6. Miscellaneous.

                  (a) Headings. The Section headings contained in this Second Amendment are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Second Amendment.

                  (b) Counterparts. This Second Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the Parties hereto have executed this Second Amendment to the Recapitalization Agreement as of the date first above written.

MHE INVESTMENTS, INC.                  HARNISCHFEGER CORPORATION

By: /s/ Michael S. Shein               By: /s/ Eric B. Fonstad
   ------------------------------         --------------------------------------
Name:  Michael S. Shein                Name:  Eric B. Fonstad
Title: Vice President                  Title: Assistant Secretary

                                       HCHC, INC.

                                       By: /s/ John P. Garniewski, Jr.
                                          --------------------------------------
                                       Name:  John P. Garniewski, Jr.
                                       Title: President

                                       RCHH, INC.

                                       By: /s/ Eric B. Fonstad
                                          --------------------------------------
                                       Name:  Eric B. Fonstad
                                       Title: President

                                       RYL, LLC

                                       By: /s/ Eric B. Fonstad
                                          --------------------------------------
                                       Name:  Eric B. Fonstad
                                       Title: Assistant Secretary

                                       HARNISCHFEGER MEXICO
                                       HOLDINGS S.A. de C.V.

                                       By: /s/ Eric B. Fonstad
                                          --------------------------------------
                                       Name:  Eric B. Fonstad
                                       Title: Assistant Secretary

                                       BELOIT CANADA LTD.

                                       By: /s/ Eric B. Fonstad
                                          --------------------------------------
                                       Name:  Eric B. Fonstad
                                       Title: Assistant Secretary